EXECUTION COPY



















                     ASSET PURCHASE AGREEMENT


                           dated as of


                        January 23, 1996,


                             between


                    CINCINNATI MILACRON INC.,


                    THE FAIRCHILD CORPORATION,


                        RHI HOLDINGS, INC.


                               AND


        THE DESIGNATED PURCHASERS AND SELLERS NAMED HEREIN













              [Purchase and Sale of D-M-E Division]

                        TABLE OF CONTENTS


                                                             Page

                            ARTICLE I

                      Definitions and Terms

SECTION 1.01.  Definitions.............................      2
SECTION 1.02.  Other Terms.............................     13
SECTION 1.03.  Other Definitional Provisions...........     13


                            ARTICLE II

               Purchase and Sale of Acquired Assets

SECTION 2.01.  Purchase and Sale.......................     13
SECTION 2.02.  Acquired Assets and Excluded
                 Assets................................     14
SECTION 2.03.  Assumption of Certain Liabilities.......     18
SECTION 2.04.  Purchase Price..........................     20
SECTION 2.05.  Purchase Price Adjustment...............     22
SECTION 2.06.  Allocation of Purchase Price............     23
SECTION 2.07.  Mail, etc...............................     24


                           ARTICLE III

                           The Closing

SECTION 3.01.  Closing.................................     25
SECTION 3.02.  Transactions To Be Effected at the
                 Closing...............................     25


                            ARTICLE IV

                  Representations and Warranties

SECTION 4.01.  Representations and Warranties of
                 Parent, RHI and Sellers...............     26
SECTION 4.02.  Representations and Warranties of
                 Purchaser.............................     48

                            ARTICLE V

                            Covenants

SECTION 5.01.  Conduct of Business.....................     50
SECTION 5.02.  Access to Information...................     53
SECTION 5.03.  Legal Requirements......................     53
SECTION 5.04.  Noncompetition..........................     54
SECTION 5.05.  Nonassignable Contracts and
                 Permits; Required Consents............     55
SECTION 5.06.  Notices of Certain Events...............     55
SECTION 5.07.  Tax Matters.............................     56
SECTION 5.08.  Insurance...............................     58
SECTION 5.09.  Financial Information...................     58
SECTION 5.10.  Bulk Transfer Laws......................     59
SECTION 5.11.  Further Assurances; Cooperation
                 After Closing; Unwind Transactions....     59
SECTION 5.12.  Confidentiality.........................     60
SECTION 5.13.  Public Announcements....................     61
SECTION 5.14.  Intercompany Accounts...................     61
SECTION 5.15.  Purchased Entity Indebtedness...........     62
SECTION 5.16.  Purchased Entity Cash Balances..........     62
SECTION 5.17.  Accounts Receivable.....................     62
SECTION 5.18.  Assignment of Promissory Notes and
                  Letter of Credit.....................     62
SECTION 5.19.  Charlevoix Facility.....................     63


                            ARTICLE VI

                             RESERVED


                           ARTICLE VII

                      Post-Closing Covenants
             Relating to Employees and Benefit Plans

SECTION 7.01.  Offer of Employment; U.S.
                 Employees.............................     64
SECTION 7.02.  Employee Benefits.......................     65
SECTION 7.03.  Foreign Employees and Plans.............     67

                          ARTICLE VIII

                       Conditions Precedent

SECTION 8.01.  Conditions to Each Party's
                 Obligation............................     68
SECTION 8.02.  Conditions to the Obligation of
                 Purchaser.............................     68
SECTION 8.03.  Conditions to the Obligation of
                 Parent and Sellers....................     70


                            ARTICLE IX

                Termination, Amendment and Waiver

SECTION 9.01.  Termination.............................     71
SECTION 9.02.  Amendments and Waivers..................     72


                            ARTICLE X

                    Survival; Indemnification

SECTION 10.01.  Survival...............................     72
SECTION 10.02.  Indemnification by Parent and RHI......     73
SECTION 10.03.  Indemnification by Purchaser...........     74
SECTION 10.04.  Losses Net of Insurance, etc...........     75
SECTION 10.05.  Termination of Indemnification.........     75
SECTION 10.06.  Indemnification Procedures Related
                  to Third Parties.....................     75
SECTION 10.07.  Other Procedures.......................     78
SECTION 10.08.  Adjustment to Purchase Price...........     78


                           ARTICLE XI

                       General Provisions

SECTION 11.01.  Notices................................     78
SECTION 11.02.  Interpretation.........................     80
SECTION 11.03.  Severability...........................     80
SECTION 11.04.  Counterparts...........................     80
SECTION 11.05.  Entire Agreement; No Third Party
                  Beneficiaries........................     80
SECTION 11.06.  Governing Law..........................     81
SECTION 11.07.  Consent to Jurisdiction................     81
SECTION 11.08.  Expenses...............................     81

SECTION 11.09.  Assignment.............................     81
SECTION 11.10.  Right of Set-off.......................     82

                      SCHEDULES AND EXHIBITS


Schedule 1.01(a)             -  Union Pension Funding Amount
Schedule 1.01(b)             -  Designated Purchasers
Schedule 1.01(c)             -  Joint Ventures
Schedule 1.01(d)             -  June 30, 1995 Adjustment Amounts
Schedule 1.01(e)             -  Purchased Entities (other than
                                Joint Ventures)
Schedule 1.01(f)             -  Sellers
Schedule 2.06                -  Allocation Statement
Schedule 4.01(a)             -  Foreign Qualifications
Schedule 4.01(b)             -  Non-Contravention
Schedule 4.01(c)             -  Equity Interests
Schedule 4.01(d)-1           -  Financial Statements
Schedule 4.01(d)-2           -  Accounting Principles
Schedule 4.01(e)             -  Other Liabilities
Schedule 4.01(f)             -  Compliance with Applicable Laws
Schedule 4.01(g)             -  Litigation; Decrees
Schedule 4.01(h)(i)          -  Non-Acquired Assets
Schedule 4.01(h)(ii)         -  Title to Acquired Assets
Schedule 4.01(h)(iii)        -  Equipment
Schedule 4.01(h)(iv)         -  Equipment Condition
Schedule 4.01(h)(v)          -  Liens
Schedule 4.01(i)             -  Real Property
Schedule 4.01(j)             -  Intellectual Property and Know-
                                how
Schedule 4.01(k)             -  Insurance
Schedule 4.01(l)(i)          -  Contracts
Schedule 4.01(l)(ii)         -  Acquired Contracts
Schedule 4.01(l)(iii)        -  Nonassignable Acquired Contracts
Schedule 4.01(m)             -  Oral Contracts
Schedule 4.01(n)             -  Affiliate Arrangements
Schedule 4.01(o)             -  Permits
Schedule 4.01(p)             -  Certain Changes
Schedule 4.01(t)             -  Tax Agreements
Schedule 4.01(u)-1           -  Employees
Schedule 4.01(u)-2           -  Other Functions
Schedule 4.01(u)-3           -  Agreements with Transferred
                                Employees
Schedule 4.01(v)(i)          -  Benefit Plans
Schedule 4.01(v)(ii)         -  Benefit Plan Proceedings
Schedule 4.01(v)(v)          -  Prohibited Transactions
Schedule 4.01(v)(ix)         -  Welfare Plan Funding
Schedule 4.01(v)(x)          -  Additional Benefits
Schedule 4.01(w)             -  Environmental Matters
Schedule 4.01(x)             -  Financial Projections
Schedule 4.02(b)             -  Non-Contravention
Schedule 5.01(v)             -  Non-Ordinary Course Liens

Schedule 5.01(ix)            -  Employment Contracts
Schedule 5.05                -  Required Consents
Schedule 5.14                -  Intercompany Accounts
Schedule 5.15                -  Purchased Entity Indebtedness
Schedule 5.16                -  Purchased Entity Cash Balances
Schedule 7.01                -  Active Employees
Schedule 7.02(a)             -  Welfare Plans
Schedule 7.02(d)             -  Benefit Plans
Schedule 7.03                -  Foreign Plans


Exhibit A                    -  Form of Secured Promissory Note
Exhibit B                    -  Form of Unsecured Promissory Note
Exhibit C                    -  Form of Belgian Promissory Note
Exhibit D                    -  Form of Letter of Credit

                         ASSET PURCHASE AGREEMENT dated as of
                    January 23, 1996 (this "Agreement"), between
                    CINCINNATI MILACRON INC., a Delaware
                    corporation ("Purchaser"), and the other
                    Designated Purchasers (as defined herein) set forth on the signature pages hereto and THE FAIRCHILD CORPORATION, a Delaware corporation ("Parent"), RHI HOLDINGS, INC., a Delaware corporation ("RHI"), and the Sellers (as defined herein) set forth on the signature pages hereto.


          WHEREAS, Sellers are engaged throughout the world in the development, production, manufacturing, marketing, sale and distribution of mold bases, mold components, moldmaking tools and supplies, polishing equipment, electronic temperature and pressure control equipment, runnerless molding systems and process controls and Computer Aided Design and Computer Aided Manufacturing ("CAD/CAM") hardware and software for the plastics industry, all as described in Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (collectively, the "Business"); and

          WHEREAS, Parent desires to cause Sellers to sell and Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Business and all of the assets, properties and other rights owned, used or held for use by Sellers in connection with the Business, including all of the voting stock or other interests owned by Parent and Sellers in the Purchased Entities (as defined herein), upon the terms and subject to the conditions set forth in this Agreement.


          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                            ARTICLE I

                      Definitions and Terms

          SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

          "Accounting Principles" shall have the meaning set forth in Section 4.01(d)-2.

          "Accounts Receivable" shall mean all accounts, notes and other receivables of Sellers and their Affiliates on the Closing Date that arise out of sales of the Business.

          "Acquired Assets" shall have the meaning set forth in
Section 2.02(a).

          "Acquired Contracts" shall have the meaning set forth in Section 2.02(a).

          "Acquired Intellectual Property" shall mean all Intellectual Property that is used or held for use in connection with the Business.

          "Acquired Know-how" shall mean all Know-how that is used or held for use in connection with the Business.

          "Active Employees" shall have the meaning set forth in
Section 7.01.

          "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person; provided that for purposes of this Agreement, the Joint Ventures shall be deemed not to be Affiliates of Parent or Sellers.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.03(a).

          "Assumed Tax Liabilities" shall mean Tax Liabilities for value-added Taxes, real property Taxes, personal and intangible property Taxes and payroll Taxes.

          "Benefit Plan" shall have the meaning set forth in
Section 4.01(v).

          "Books and Records" shall have the meaning set forth in
Section 2.02(a).

          "Business" shall have the meaning set forth in the recitals hereto.

          "business day" shall mean any day other than any Saturday, Sunday or other day on which commercial banks in New
York, New York are required or authorized by law or regulation to close.

          "CAD/CAM" shall have the meaning set forth in the recitals hereto.

          "Capital Lease Obligation" shall mean any obligation of any Seller to pay rent or other amounts under a lease of (or other arrangements conveying the right to use) real or personal property of any Seller which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of any Seller in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof in accordance with GAAP, and the stated maturity thereof shall be the earlier of (x) the date of the last payment of rent or any other amount due under such lease and (y) the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "CERCLA" shall have the meaning set forth in this
Section 1.01 under the definition of "Environmental Laws".

          "Closing" shall have the meaning set forth in Section
3.01.

          "Closing Date" shall have the meaning set forth in
Section 3.01.

          "Closing Date Balance Sheet" shall mean a balance sheet of the Business as of the Closing Date audited by Sellers' independent public accountants, Arthur Andersen LLP, prepared in accordance with the Accounting Principles; provided that in the event the Closing Date shall occur on a date other than the last day of an accounting period for the U.S. and foreign operations of the Business, the Closing Date Balance Sheet shall reflect the assets and liabilities of such U.S. or foreign operations, as the case may be, as of the last day of the accounting period for such U.S. or foreign operations, respectively, so long as such last day is a date not more than three business days before or after the Closing Date.

          "Closing Date Net Tangible Asset Value" shall mean the book value of all assets reflected on the Closing Date Balance Sheet (excluding goodwill and net of any applicable contra-asset accounts) less the amount of all liabilities reflected on the Closing Date Balance Sheet; provided, however, that notwithstanding that such reflection or exclusion may not be consistent with the Accounting Principles, the following adjustments shall be made, without duplication, in determining the Closing Date Net Tangible Asset Value:

          (i) the calculation of the Closing Date Net Tangible
     Asset Value shall exclude any Excluded Assets and Excluded
     Liabilities reflected on the Closing Date Balance Sheet;

          (ii) the calculation of the Closing Date Net Tangible Asset Value shall exclude any assets and any liabilities of any Purchased Entity reflected on the Closing Date Balance Sheet that would be Excluded Assets and Excluded Liabilities, as the case may be, were the Purchased Entity a Seller hereunder; and

          (iii) the calculation of the Closing Date Net Tangible Asset Value shall reflect as an asset the amount set forth in Schedule 1.01(a), representing estimated amounts in respect of amounts accrued from the Closing Date through October 1, 1996 for Transferred Employees by Parent for credited services under the D-M-E Company, IAM #15 Hillside Employee's Retirement Income Plan.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contingent Reserve Amount" shall have the meaning set forth in Section 2.03(a)(iv).

          "Contingency Reserves" shall mean, collectively, the four line items included in other accrued liabilities on a balance sheet of the Business specified as "Other-U.S.A.", "Other-Foreign", "Contingency-D-M-E U.S.A." and
"Contingency-D-M-E of Canada".

          "Contracts" shall mean all contracts, leases, indentures, agreements, commitments and all other legally binding arrangements, in each case whether oral or written.

          "control" shall mean the power to direct the affairs of a Person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

          "Designated Purchaser" shall mean Purchaser or any of the corporations set forth on Schedule 1.01(b) hereto.

          "Environmental Laws" shall mean any and all applicable treaties, laws, regulations, ordinances, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses or binding agreements issued, promulgated or entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management, Release or threatened Release of or exposure to Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and any similar or implementing state or local law, and any non-U.S. laws and regulations of similar import, and all amendments or regulations promulgated thereunder.

          "Environmental Liabilities" shall mean any and all Losses arising from or related to any claim, proceeding, investigation, response or removal action, remediation or other clean-up brought, prosecuted or undertaken by Purchaser, any Designated Purchaser, any Governmental Entity or any other Person on the basis of any violation of any Environmental Laws or pursuant to any requirement imposed under any Environmental Laws, and arising from pre-Closing operations, events, circumstances or conditions at, on, under or emanating from, or as a result of any pre-Closing off-site disposal of Hazardous Substances from, any of the Real Property or any other property currently or formerly owned, operated or leased by Sellers in connection with the

Business or currently or formerly owned, operated or leased by the Purchased Entities.

          "Environmental Permits" shall mean all permits, licenses, approvals or authorizations from any Governmental
Entity required under Environmental Laws for the operation of the Business.

          "Equipment" shall have the meaning set forth in Section
2.02(a).

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          "Excluded Assets" shall have the meaning set forth in
Section 2.02(b).

          "Excluded Joint Ventures" shall mean Partes Para Moldes
D-M-E S.A., a Mexican corporation, and D-M-E Iberica S.A., a
Spanish corporation.

          "Excluded Liabilities" shall have the meaning set forth in Section 2.03(b).

          "Existing Seller Indebtedness" shall mean (i) every obligation of Sellers and their Affiliates (other than the Purchased Entities) for money borrowed, (ii) every obligation of Sellers and their Affiliates (other than the Purchased Entities) evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of Sellers and their Affiliates (other than the Purchased Entities) with respect to letters of credit, bankers' acceptances or similar facilities,
(iv) every obligation of Sellers and their Affiliates (other than the Purchased Entities) incurred as the deferred purchase price of property (but excluding trade accounts payable), (v) every Capital Lease Obligation of such Persons (other than the Purchased Entities) and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person the payment of which any Seller or any of Sellers' Affiliates (other than the Purchased Entities) has guaranteed or for which any Seller or any of Sellers' Affiliates (other than the Purchased Entities) is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

          "Financial Statements" shall have the meaning set forth in Section 4.01(d)-1.

          "Foreign Plans" shall have the meaning set forth in
Section 4.01(v)(xii).

          "Foreign Purchase Agreements" shall mean the Belgian Branch Purchase Agreement between VSI Corporation and D-M-E Belgium N.V., the Belgian Share Purchase Agreement between VSI Corporation and D-M-E Company, the German Asset Transfer Agreement between D-M-E Normalien GmbH and Cincinnati Milacron Kunststoffmaschinen Vertriebs- und Service GmbH, the German Real Property Transfer Agreement between D-M-E Normalien GmbH and Cincinnati Milacron Kunststoffmaschinen Vertriebs- und Service GmbH and the Agreement between D-M-E Europe (U.K.) Limited and D-M-E UK Limited, all of which agreements shall be entered into on the Closing Date in connection with the transactions contemplated hereby.

          "GAAP" shall mean United States generally accepted accounting principles as in effect on the date of this Agreement.

          "Governmental Entity" shall mean any court, administrative or regulatory agency or commission, crown corporation or other governmental authority or instrumentality, domestic, foreign or supranational.

          "Hazardous Substances" shall mean all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA (as defined above in the definition of "Environmental Laws").

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Inactive Employees" shall have the meaning set forth in Section 7.01.

          "Indebtedness" shall mean all (i) secured and unsecured debt for borrowed money or for deferred purchase price of property or evidenced by notes, bonds or other instruments, (ii) lease obligations which would normally be capitalized under GAAP and (iii) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of others of types referred to in
(i) and (ii) above. For purposes of the foregoing definition, there shall be excluded any and all trade payables.

          "Indemnified Party" shall have the meaning set forth in Section 10.04.

          "Indemnifying Party" shall have the meaning set forth in Section 10.06.

          "India Joint Venture" shall have the meaning set forth in Section 5.11(d).

          "India Purchase Price" shall have the meaning set forth in Section 5.11(d).

          "Intellectual Property" shall mean (i) Patents, (ii)
Patent applications, (iii) Trademarks, (iv) Trade Names, (v) copyrights and (vi) service marks, and all applications relating to all of the foregoing, including, where applicable, all divisions, extensions, renewals and reissues.

          "Inventory" shall have the meaning set forth in
Section 2.02(a).

          "ISRA" shall have the meaning set forth in this
Section 1.01 under the definition of "Property Transfer Laws".

          "Joint Ventures" shall mean, collectively, the corporations set forth on Schedule 1.01(c) hereto.

          "June 30, 1995 Balance Sheet" shall have the meaning set forth in Section 4.01(d).

          "June 30, 1995 Net Tangible Asset Value" shall mean
$68,746,555, which represents $73,370,000 adjusted as set forth on Schedule 1.01(d).

          "Know-how" shall mean trade secrets, know-how (including product know-how and use and application know-how), formulas, processes, product designs, inventions, specifications, quality control procedures, manufacturing, engineering and other drawings, technology, technical information, safety information, lab journals, engineering data and design and engineering specifications, research records, market surveys and promotional literature, customer and supplier lists and similar data, including all depictions, descriptions, drawings and plans thereof.

          "Letter of Credit" shall have the meaning set forth in
Section 2.04(c).

          "Lien" shall mean any lien, mortgage, claim, charge, security interest, easement, right-of-way, pledge or other encumbrance.

          "Losses" shall have the meaning set forth in Section
10.02.

          "Patents" shall mean patents (including all reissues, divisions, continuations, continuations in part and extensions thereof) and patent disclosures docketed and all other patent rights.

          "Pension Plan" shall have the meaning set forth in
Section 4.01(v).

          "Permits" shall have the meaning set forth in Section
2.02(a).

          "Permitted Encumbrances" shall have the meaning set forth in Section 4.01(i).

          "Permitted Liens" shall have the meaning set forth in
Section 4.01(h)(v).

          "Person" shall mean any individual, corporation, partnership, joint venture, trust, business association, organization, Governmental Entity or other entity.

          "Product Liability Claims" shall mean all liabilities and obligations with respect to any product liability claims (including personal injury claims and property damage claims) arising in connection with the use or operation of any Products manufactured or shipped by Parent, Sellers, the Purchased Entities or any of their respective Affiliates before the Closing.

          "Products" shall mean any products currently or formerly developed, produced, marketed, sold or distributed by the Business, including mold bases, mold components, moldmaking tools and supplies, polishing equipment, electronic temperature and pressure control equipment, runnerless molding systems and process controls and CAD/CAM hardware and software for the plastics industry.

          "Promissory Notes" shall have the meaning set forth in Section 2.04(a).

          "Property Transfer Laws" shall mean the California Hazardous Substance Account Act, Cal. Health and Safety Code
Section 25359.7; Illinois Responsible Property Transfer Act of 1988, 765 ILCS Sections 90/1 to 90/7; the Natural Resources & Environmental Protection Act, Mich. Comp. Laws
Section 324.20116; the Minnesota Environmental Response and Liability Act, Minn. Sta. Section 115B.16; New Jersey Industrial Site Recovery Act, N.J. Stat. Ann. Section 13.1K et seq., ("ISRA"), the Pennsylvania Solid Waste Management Act, Pa. Cons. Stat. Ann. tit. 35 Section 6018.405; and the Pennsylvania Hazardous Sites Cleanup Act, Pa. Cons. Stat. Ann. tit. 35 Section 6020.512; and any comparable provisions in Belgium.

          "Purchase Price" shall have the meaning set forth in Section 2.04(a).

          "Purchase Price Adjustment" shall have the meaning set forth in Section 2.05.

          "Purchased Entities" shall mean, collectively, each of the Joint Ventures and the other corporations and entities set forth on Schedule 1.01(e) hereto.

          "Purchaser Indemnified Parties" shall have the meaning set forth in Section 10.02.

          "Real Property" shall mean all real property and interests in real property owned, leased, used or held for use in connection with the Business.

          "Release" shall mean any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Substance in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata, workplace or structure).

          "Required Consents" shall have the meaning set forth in Section 5.05.

          "Secured Notes" shall have the meaning set forth in Section 2.04(a).

          "Seller Indemnified Parties" shall have the meaning set forth in Section 10.03.

          "Sellers" shall mean, collectively, the
corporations and entities set forth on Schedule 1.01(f) hereto.

          "Shares" shall mean all the issued and outstanding shares of all classes of capital stock of, or any other equity interest in, the Purchased Entities held by Parent or any Seller.

          "Specified Contingent Liabilities" shall mean (i) all Environmental Liabilities, (ii) all Product Liability
Claims and (iii) without duplication, the contingent and accrued liabilities of the type included within the categories specifically identified in the notes to the Closing Date Balance Sheet as the categories of liabilities that make up the Contingency Reserves (but excluding any such liabilities to the extent such liabilities otherwise represent Excluded Liabilities).

          "Tax" or "Taxes" shall mean all Federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all environmental, excise, property, education, occupation, use, intangibles, sales, value-added, payroll, employment and other withholding taxes and all Canadian (and political subdivisions thereof) license fees, registration fees and governmental pension plan premiums, and including all interest, penalties and additions imposed with respect to such amounts or for failure to timely file a Tax Return.

          "Tax Liabilities" shall mean all liabilities or obligations of Parent, Sellers, any Purchased Entity (and any Person with which any Purchased Entity has been affiliated for any Tax purposes on or prior to the Closing
Date) or any of their respective Affiliates (including under any agreement relating to Taxes) for (A) Taxes for taxable periods ending on or before the Closing Date and (B) Taxes for the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date, including any Taxes relating to the transactions contemplated by this Agreement. For purposes of calculating the amount of Taxes described in clause (B) of the preceding sentence, the Tax liabilities attributable to any such portion shall be, in the case of any Tax, the amount of any such Tax accruing, or with respect to the activities of any Purchased Entity occurring, on or before the Closing Date.

Tax Liabilities shall include all liabilities or obligations for Taxes of Parent, Sellers, any Purchased Entity (and any Person with which any Purchased Entity has been affiliated for any Tax purposes on or prior to the Closing Date) or any of their respective Affiliates (including under any agreement relating to Taxes) resulting directly or indirectly from the transactions contemplated by this Agreement (including all Taxes arising as a result of the settlement of intercompany accounts pursuant to Section 5.14, the recognition of any "deferred intercompany gain", the TransferCo Elections or the transfer of assets to TransferCo prior to the Closing); provided that Tax Liabilities shall not include Transfer Taxes.

          "Tax Return" shall mean any return (including information returns), report, declaration or statement relating to Taxes, including any schedule or attachment thereto or amendment thereof.

          "Third Party Claims" shall have the meaning set forth in Section 10.06.

          "Trademarks" shall mean trademarks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.

          "Trade Names" shall mean trade names, brand marks, trade dress, brand names, logos and all other names and slogans embodying Business or Product goodwill for which no trademark registration has been obtained and for which no application is pending.

          "TransferCo" shall mean BOE, Inc., a Delaware corporation.

          "TransferCo Elections" shall have the meaning set forth in Section 5.07(b).

          "Transfer Taxes" shall mean all transfer, stock transfer, documentary, sales, use, registration and other similar Taxes (including all applicable real estate transfer Taxes and notary fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with the transfer of assets to TransferCo in connection with the transactions contemplated hereby and the transfer of the Acquired Assets from Sellers to Purchaser or any Designated Purchaser.

          "Transferred Employees" shall have the meaning set forth in Section 7.01.

          "Unsecured Note" shall have the meaning set forth in Section 2.04(a).

          "VSI Corporation" shall mean VSI Corporation, a
Delaware corporation.

          "Welfare Plan" shall have the meaning set forth in
Section 4.01(v).

          SECTION 1.02. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

          SECTION 1.03. Other Definitional Provisions. (a)
The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) Whenever the word "primarily" is used in this Agreement with respect to a given subject, it shall be deemed to be followed by the words "or exclusively".

          (c) Whenever the words "included", "includes" or
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (d) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (e) The terms "dollars", "Dollars" and "$" shall mean United States dollars.


                         ARTICLE II

            Purchase and Sale of Acquired Assets

          SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Parent agrees to cause Sellers and Sellers agree to sell, assign, transfer, convey and deliver to the Designated Purchasers, at the Closing, free and clear of any and all Liens, other than Permitted Liens and Permitted Encumbrances (and as to the Shares, good, valid and marketable title, subject only to limitations on transfer under applicable securities laws), and Purchaser agrees to purchase and accept, or cause any Designated Purchaser to purchase and accept, from Sellers at the Closing, the Acquired Assets and all right, title and interest of Sellers therein. It is specifically understood and agreed by the parties hereto that Purchaser may designate itself or one or more of the other Designated Purchasers to acquire all or specified portions of the Acquired Assets and to benefit from the representations, warranties and covenants contained in this Agreement, including the covenant not to compete set forth in Section 5.04.

          SECTION 2.02. Acquired Assets and Excluded Assets.
(a) The term "Acquired Assets" means the Shares and all the assets, business, properties, production facilities (including real property, buildings, machines, technical equipment, tools and other appliances, furniture, fixtures and other equipment), contracts, claims and other rights of Sellers of whatever kind and nature, tangible or intangible, real or personal, existing or hereafter acquired, and wherever located, other than the Excluded Assets, that are owned, held or used by Sellers and that are used or held for use in connection with the Business, including all of Parent's and Sellers' right, title and interest in and to the following assets (all of which shall be deemed to constitute assets that are used or held for use in connection with the Business):

          (i) the Real Property;

          (ii) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts, fuel, accessories, tools and other tangible property, including the items listed on
     Schedule 4.01(h)(iii), that are used or held for use in connection with the Business (collectively, the "Equipment");

          (iii) all Products and, to the extent used in the production of such Products or otherwise related thereto, raw materials, work-in-process, finished goods, supplies, parts and other inventories
     (collectively, the "Inventory");

          (iv) all Accounts Receivable;

          (v) all prepaid expenses, deposits and claims for refunds (including claims for refunds with respect to the Assumed Tax Liabilities), leases and rentals, that relate to or arise out of operations of the Business, but excluding any such expenses, deposits and claims to the extent relating to Excluded Assets or Excluded Liabilities;

          (vi) all Acquired Intellectual Property and
     Acquired Know-how;

          (vii) all permits, licenses, franchises, approvals and authorizations from any Governmental Entity that are owned or held by any Seller that relate to the operations of the Business, including those items listed on Schedule 4.01(o) (collectively, the "Permits");

          (viii) all rights under Contracts to which any Seller is a party or by which any Seller is bound that are used or held for use in connection with the Business (the "Acquired Contracts");

          (ix) all of Sellers' rights, claims, credits, causes of action or rights of set-off against third parties relating solely to the Acquired Assets, including unliquidated rights under manufacturers' and vendors' warranties;

          (x) all computer software programs and computer data that relate to or are used or held for use in connection with the Business;

          (xi) all goodwill associated with the Business or the Acquired Assets, together with the right to represent to third parties that the Designated
     Purchasers are successors to the Business; and

          (xii) all books of accounts, general, financial, accounting and personnel records, files, invoices, present and former customers' and suppliers' lists and other data, whether in hard copy or computer format, relating to the Business or to the Acquired Assets and any information relating to Taxes of the Business, including copies of any Tax Returns reflecting the assets, operations or income of the Business
     (collectively, "Books and Records").

          (b) Notwithstanding anything herein to the contrary, from and after the Closing, each Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment, transfer or delivery to the Designated Purchasers, any assets, business, properties, production facilities (including real property, buildings, machines, technical equipment, tools and other appliances, furniture, fixtures and other equipment), contracts, claims and other rights of Sellers of whatever kind and nature, tangible or intangible, real or personal, existing or hereafter acquired, and wherever located, that are owned, held or used by Sellers and that are not used or held for use in connection with the Business (collectively, the "Excluded Assets"), including all of Sellers' right, title and interest in and to the following assets (all of which shall be deemed to constitute assets that are not used or held for use in the Business):

          (i) all real property that is not Real Property;

          (ii) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts, fuel, accessories, tools and other tangible property, that is not Equipment;

          (iii) all products that are not Products and all raw materials, work-in-process, finished goods, supplies, parts and other inventories that are not Inventory;

          (iv) all accounts receivable that are not Accounts
     Receivable;

          (v) all cash and cash equivalents held by Sellers;

          (vi) all prepaid expenses, deposits and claims for refunds, leases and rentals, that relate to or arise out of operations other than operations of the Business or any such expenses, deposits and claims for refunds (including claims for refunds with respect to Tax Liabilities, other than the Assumed Tax Liabilities) to the extent relating to Excluded Assets or Excluded Liabilities;

          (vii) all Intellectual Property and Know-how that is not Acquired Intellectual Property or Acquired
     Know-how;

          (viii) all permits, licenses, franchises, approvals and authorizations from any Governmental
     Entity that are owned or held by any Seller that are not Permits;

          (ix) all rights under Contracts that are not Acquired Contracts;

          (x) all of Sellers' rights, claims, credits, causes of action or rights of setoff against third parties not relating solely to the Acquired Assets, including unliquidated rights under manufacturers' and vendors' warranties;

          (xi) all computer software programs and computer data that do not relate to and are not used or held for use in connection with the Business;

          (xii) all goodwill that is not goodwill associated with the Business or the Acquired Assets;

          (xiii) all books of accounts, general, financial, accounting and personnel records, files, invoices, present and former customers' and suppliers' lists and other data, whether in hard copy or computer format, that are not Books and Records;

          (xiv) all amounts held in respect of Pension Plan obligations, other than amounts held in respect of Foreign Plans set forth in Schedule 7.03;

          (xv) all the shares of capital stock or other equity interest in the Excluded Joint Ventures and, if repurchased pursuant to Section 5.11(d), the India
     Joint Venture;

          (xvi) any assets repurchased by Sellers pursuant to the provisions of Section 5.11(c);

          (xvii) all rights of Sellers under this Agreement and any other agreements, instruments (including any rights in the Promissory Notes and the Letter of Credit) and certificates delivered in connection with this Agreement; and

          (xviii) all rights, claims, demands and judgments not relating solely to the Acquired Assets.

          (c) Notwithstanding anything to the contrary in this Section 2.02, to the extent an asset is included in the calculation of Closing Date Net Tangible Asset Value (as finally determined in accordance with Section 2.05), such asset shall be deemed to be an Acquired Asset, whether or not such asset is listed as an Excluded Asset under Section 2.02(b).

          SECTION 2.03. Assumption of Certain Liabilities.
(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to cause the Designated Purchasers to assume, pay, perform and discharge when due, all liabilities or obligations listed in this
Section 2.03, and only such liabilities or obligations listed in this Section 2.03 (except as otherwise specifically provided in this Agreement), whether arising before or after the Closing and whether known or unknown, fixed or contingent (the "Assumed Liabilities"):

          (i) all liabilities set forth on the Closing Date
     Balance Sheet, other than any such liabilities that are Excluded Liabilities;

          (ii) all liabilities and obligations of Sellers arising under or pursuant to the Acquired Contracts, the Permits, the Acquired Intellectual Property and the Acquired Know-how;

          (iii) all liabilities and obligations relating to employee benefit plans, programs or arrangements associated with or relating to any Transferred
     Employee, but only to the extent such liabilities and obligations are expressly assumed by any Designated
     Purchaser pursuant to Article VII of this Agreement;

          (iv) the Specified Contingent Liabilities in an amount equal to (and no amounts in excess of) the aggregate amount (the "Contingent Reserve Amount") of the Contingency Reserves reflected or shown on the Closing Date Balance Sheet; and

          (v) all other liabilities and obligations of Parent and Sellers to the extent relating to the Business other than the Excluded Liabilities; provided, however, that with respect to any such other liability or obligation not relating exclusively to the Business, the Designated Purchasers shall only assume that portion of such liability or obligation that is allocable to the Business on a pro rata basis.

          (b) Notwithstanding anything herein to the contrary or any other writing to the contrary, Purchaser shall cause the Designated Purchasers to assume only the Assumed Liabilities, and nether the Purchaser nor any other Designated Purchaser shall assume any other liability or obligation of Parent or any Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising hereafter. All such other liabilities and obligations ahll be retained by and remain obligations of Parent or Sellers (or any such predecessor owner) (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

          (i) all liabilities and obligations which are attributable to any of the Excluded Assets, or associated with the realization of the benefits of any of the Excluded Assets;

          (ii) the Tax Liabilities, other than the Assumed
     Tax Liabilities in an amount equal to (and no amounts in excess of) the amount of any specific reserve therefor reflected or shown on the Closing Date Balance
     Sheet;

          (iii) the Existing Seller Indebtedness, other than Capital Lease Obligations reflected on the Closing Date Balance Sheet in an amount not in excess of $100,000 in the aggregate and other than as set forth in Schedule 5.14;

          (iv) all liabilities and obligations relating to compensation and any pension, deferred compensation, vacation, medical benefit, life insurance, severance of other employee health or safety matters (other than worker's compensation) and any other employee benefit plans, programs or arrangements associated with or relating to any Transferred Employee or any other employee or former employee employed in the Business and all liabilities and obligations relating to or arising from the employment or cessation of employment of any such employee (including, but not limited to, all liabilities and obligations under any severance plan or arrangement of Parent, Sellers, the Purchased Entities or their respective Affiliates), except to the extent such liabilities and obligations are expressly assumed pursuant to Article VII of this Agreement;

          (v) all liabilities and obligations arising from worker's compensation claims relating to pre-Closing events;

          (vi) all Specified Contingent Liabilities to the extent the aggregate amount of Specified Contingent
     Liabilities exceeds the Contingent Reserve Amount;

          (vii) all liabilities and obligations to the extent arising from the Excluded Joint Ventures;

          (viii) all liabilities and obligations covered, but only to the extent covered, by any insurance policy maintained by Parent, Sellers, the Purchased Entities or any of their respective Affiliates; and

          (ix) all other liabilities and obligations of Parent and Sellers to the extent not relating to the Business; provided, however, that with respect to any such other liability or obligation not relating exclusively to the Business, Parent and Sellers shall only retain that portion of such liability or obligation that is not allocable to the Business on a pro rata basis.

          (c) Notwithstanding anything to the contrary in this Section 2.03, to the extent a liability is included in the calculation of Closing Date Net Tangible Asset Value (as finally determined in accordance with Section 2.05), such liability shall (in an amount equal to (and no amount in excess of) the amount included in such calculation) be deemed to be an Assumed Liability, whether or not such liability is listed as an Excluded Liability under Section 2.03(b).

          SECTION 2.04. Purchase Price. (a) In consideration of the sale, assignment, transfer, conveyance and delivery to the Designated Purchasers of the Acquired Assets, Purchaser (or any other Designated Purchaser) on the Closing Date shall (i) pay to VSI Corporation (or any other Seller designated by Parent) Sixty-Two Million Three Hundred Thousand Dollars ($62,300,000) (the "Cash Payment") by wire transfer of immediately available funds to the account or accounts designated by Parent in a written notice received by Purchaser at least two business days prior to the Closing and (ii) deliver to VSI Corporation promissory notes (the "Promissory Notes") payable to VSI Corporation (or any other Seller designated by Parent in a written notice received by Purchaser at least two business days prior to the Closing) in the form of, and containing the terms set forth in, Exhibits A, B and C hereto, consisting, respectively, of (A) a Promissory Note or Notes (the "Secured Notes") in an aggregate principal amount of One Hundred Sixty-Six Million Dollars ($166,000,000), (B) a Promissory Note (the "Unsecured Note") in an aggregate principal amount of Five Million Three Hundred Seventy-Six Thousand Five Hundred Fifty-Five Dollars ($5,376,555) and (C) a Promissory Note in the aggregate principal amount of Eleven Million Seven Hundred Thousand Dollars ($11,700,000) (the "Belgian Note"). The sum of the Cash Payment and the aggregate principal amount of the Promissory Notes shall equal Two Hundred Forty-Five Million Three Hundred Seventy-Six Thousand Five Hundred Fifty-Five Dollars ($245,376,555), subject to adjustment as provided in Section 2.05 (as so adjusted, the "Purchase Price").

          (b) Within ten business days following the final determination of the Purchase Price Adjustment in accordance with Section 2.05:

          (i) if the Purchase Price Adjustment is a positive dollar amount, Purchaser shall pay to Parent by wire transfer of immediately available funds to the account designated in a written notice to Purchaser an amount equal to the Purchase Price Adjustment plus simple interest at a rate of eight percent (8%) per annum on the dollar amount of the Purchase Price Adjustment from the Closing Date to the date of payment; or

          (ii) if the Purchase Price Adjustment is a negative dollar amount, Parent shall pay to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser in a written notice to Parent an amount equal to the Purchase Price Adjustment, expressed as a positive number, plus simple interest at a rate of eight percent (8%) per annum on the dollar amount of the Purchase Price Adjustment, expressed as a positive number, from the Closing Date to the date of payment.

          (c) At the Closing, Purchaser shall provide to VSI Corporation a letter of credit (the "Letter of Credit") to be in effect for a term of six months and 15 days from the date of the Closing issued by a bank rated 'A' or better on the date notice of such bank is provided by Purchaser by a nationally recognized rating agency (such bank to be specified by Purchaser in a notice to Parent no more than 10 days prior to the Closing) in an amount equal to the aggregate principal amount of the Secured Notes to secure payment of the Secured Notes, in the form attached hereto as Exhibit D, with such additions and completions as shall be necessary for issuance. The cost of obtaining the Letter of Credit (including, but not limited to, commitment and facing fees and reasonable fees of counsel) shall be borne equally by Parent and Purchaser.

          SECTION 2.05. Purchase Price Adjustment. (a) The Purchase Price shall be adjusted on a dollar for dollar basis, upward or downward, to account for the difference between the Closing Date Net Tangible Asset Value and the June 30, 1995 Net Tangible Asset Value (the "Purchase Price Adjustment"). The Purchase Price Adjustment shall be equal to the value of the Closing Date Net Tangible Asset Value (as finally determined in accordance with this Section 2.05) minus the June 30, 1995 Net Tangible Asset Value.

          (b) Within sixty (60) days following the Closing Date, Parent shall cause Arthur Andersen LLP to prepare, and Parent shall deliver to Purchaser, the Closing Date Balance Sheet and a calculation of the Closing Date Net Tangible Asset Value. The Closing Date Balance Sheet shall include appropriate footnotes thereto, including a footnote specifically identifying the categories of liabilities that make up the Contingency Reserves. Purchaser shall cause the Designated Purchasers to afford to Parent, Arthur Andersen LLP and Parent's counsel, employees and other representatives access upon request during normal business hours during such sixty (60)-day period to all the properties, books, contracts, commitments, Tax Returns and records of the Business (whether intercompany or intracompany), and during such period shall furnish promptly to Parent or Arthur Andersen LLP any information concerning the Business (whether intercompany or intracompany) as Parent or Arthur Andersen LLP may reasonably request, in each case for the purpose of preparing the Closing Date Balance Sheet.

          (c) Unless Purchaser notifies Parent in writing within sixty (60) days after receipt of the Closing Date Balance Sheet and Parent's calculation of the Closing Date Net Tangible Asset Value that Purchaser objects to the calculation of such Closing Date Net Tangible Asset Value, and specifies in reasonable detail the basis for such objection and the amount in dispute (the "Notice of Objection"), the Closing Date Net Tangible Asset Value shall become final and binding upon the parties for purposes of the Purchase Price Adjustment to be made pursuant to this

Section 2.05. During the sixty (60)-day period following Purchaser's receipt of the Closing Date Balance Sheet, Purchaser and its representatives shall have the right to review all books and working papers of Parent and its accountants related to the preparation of the Closing Date Balance Sheet. If Purchaser provides such Notice of Objection to Parent within such sixty (60)-day period, Parent and Purchaser shall negotiate in good faith to resolve the issues set forth in the Notice of Objection, during the thirty (30)-day period following Parent's receipt thereof. During such thirty (30)-day period, Parent and its representatives shall have the right to review all the working papers of Purchaser and its accountants related to the Notice of Objection, the calculations therein and the bases therefor. If Parent and Purchaser are unable to resolve such objections within such thirty (30)-day period, the disputed matters shall be submitted to Deloitte & Touche LLP (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Parent and Purchaser and, if Parent and Purchaser are unable to so agree within ten (10) days after the end of such thirty (30)-day period, then Parent and Purchaser shall each select such a firm and such firms shall jointly select a third firm to resolve the disputed matters). The decision of the accounting firm shall be made by a writing delivered to Parent and Purchaser, which writing shall contain a certification that the accounting firm made its determination in conformity with the provisions of this Agreement; and such decision with respect to the disputed matters shall be final and binding on the parties. The fees, costs and expenses of the accounting firm retained to resolve any such dispute shall be borne equally by Parent and Purchaser. Any extensions of the time periods provided for in this Section 2.05(c) shall be a mutually agreed upon by the parties in each party's sole discretion.

          SECTION 2.06. Allocation of Purchase Price. (a)
Schedule 2.06 sets forth, on a country-by-country basis, the allocation of the consideration hereunder for Tax purposes (including the allocation to the covenant not to compete described in Section 5.04). Within sixty (60) days after the Closing, Purchaser shall deliver to Parent a proposed allocation statement setting forth Purchaser's proposed allocation of the consideration hereunder for Tax purposes in accordance with Schedule 2.06, pursuant to Sections 338 and 1060 of the Code and any other applicable
Tax laws. Within thirty (30) days following the delivery of the proposed allocation statement to Parent, Parent may propose changes (which shall be in accordance with

Schedule 2.06) to the proposed allocations if Parent provides a reasonably detailed explanation of the reasons therefor; if no such statement is received by Purchaser by the end of such thirty (30)-day period, the allocation statement proposed by Purchaser shall become final. Parent and Purchaser shall negotiate in good faith to resolve the discrepancies between Parent's proposed changes and Purchaser's allocation statement, and if Parent and Purchaser cannot resolve such discrepancies within thirty
(30) days after Parent proposes its changes, then the discrepancies shall be referred to an accounting firm in accordance with the provisions of Section 2.05(c), provided that the accounting firm shall be directed to resolve the discrepancies in accordance with Schedule
2.06. The fees, costs and expenses of such accounting firm shall be borne equally by Parent and Purchaser.

          (b) The allocation determined pursuant to
Section 2.06(a) (the "Allocation Statement") shall be revised from time to time on a basis mutually agreed upon by Purchaser and Parent to reflect any adjustment to the consideration hereunder for Tax purposes.

          (c) Purchaser, Parent and Sellers shall file and cause to be filed all Tax Returns, and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Statement as revised in accordance with Section 2.06(b). Purchaser shall prepare the required Internal Revenue Service forms pursuant to Sections 1060 and 338(h)(10) of the Code (and the Treasury Regulations thereunder) relating to the transactions contemplated by this Agreement based on the Allocation Statement as revised in accordance with Section
2.06(b) and deliver such forms to Parent and Sellers.
Purchaser, Parent and Sellers shall file, or cause the filing of, such forms with each relevant taxing authority.

          SECTION 2.07. Mail, etc. Effective upon the
Closing Date, the Designated Purchasers shall have the right to receive and open all mail, packages and other communications addressed to any Seller that appear to relate exclusively to the Business, and each Seller agrees promptly to deliver to the Purchaser any mail, packages or other communications received directly or indirectly by such Seller that relate exclusively to the Business. Each
Designated Purchaser shall promptly deliver to any Seller all mail, packages and other communications received by it which relate to such Seller but do not relate exclusively to the Business. Each Designated Purchaser shall have the right and authority to collect, for its own account, all receivables and other items which shall be transferred or are intended to be transferred to the Designated Purchaser as provided in this Agreement, and to endorse with the name of any Seller any checks or drafts received on account of any such receivables or other items, and each Seller shall promptly transfer or deliver to the Purchaser any cash or other property received directly or indirectly by such Seller in respect of such receivables and other items.


                        ARTICLE III

                        The Closing

          SECTION 3.01. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. (New York City time) at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825
Eighth Avenue, New York, New York 10019, on January 26,
1996, or, if all of the conditions set forth in Article
VIII have not been satisfied or waived as of such date, then on the second business day following the satisfaction or waiver of such conditions set forth in Article VIII, or at such other time, date and place as shall be fixed by agreement among the parties hereto. The Closing shall be deemed effective as of the close of business in New York
City on the date of the Closing (the "Closing Date"). The acquisition of Shares of Purchased Entities or assets of Sellers located outside the United States shall take place on the Closing Date at such place (or places) and time (or times) in the jurisdiction (or jurisdictions) as the parties shall agree upon.

          SECTION 3.02. Transactions To Be Effected at the
Closing. At the Closing:

          (a) Parent shall cause Sellers to, and Sellers shall, deliver to the Designated Purchasers: (i) such appropriately executed special warranty deeds in recordable form (with respect to the Real Property), bills of sale, endorsements, consents, assignments and other good and sufficient instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Purchaser and its counsel to vest in the Designated Purchasers all of Sellers' right, title and interest in, to and under the Acquired Assets, and as to the Shares, certificates representing the Shares, together with appropriate transfer documents, so as to vest in the Designated Purchasers good, valid and marketable title

(subject only to limitations on transfer under applicable securities laws) to such Shares, (ii) duly executed assignment and assumption agreements (including the Foreign Purchase Agreements) in appropriate form and (iii) such other documents as Purchaser or its counsel may reasonably request at least two business days prior to the Closing Date to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth herein; and

          (b) Purchaser shall deliver to Parent (or any Seller designated by Parent pursuant to Section 2.04) (i) the Cash Payment, the Promissory Notes and the Letter of Credit pursuant to Section 2.04, (ii) duly executed assignment and assumption agreements (including the Foreign Purchase Agreements) in appropriate form and (iii) such other documents as Parent or its counsel may reasonably request at least two business days prior to the Closing Date to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth herein.


                        ARTICLE IV

              Representations and Warranties

          SECTION 4.01. Representations and Warranties of
Parent, RHI and Sellers. Parent, RHI and each Seller, jointly and severally, hereby represent and warrant to Purchaser and the other Designated Purchasers as follows:

          (a) Organization, Standing and Power. Parent and each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; and each Seller has the requisite corporate power and authority to own, directly or indirectly, the Acquired Assets owned by it and to carry on the operations of the Business as presently being conducted by it and is duly qualified or licensed to do business and is in good standing in each of the jurisdictions listed opposite such Seller's name on
Schedule 4.01(a), which are all the jurisdictions in which the nature of the activities of the Business conducted or the character of the Acquired Assets owned, used or held for use therein require such qualification or licensing and the failure to be so qualified or licensed would adversely affect in any material respect the continuing conduct of the Business by such Seller as heretofore conducted, the value of the Acquired Assets or the amount of the Assumed Liabilities.

          (b) Authority; Non-Contravention. Parent and each Seller has all corporate power and authority to execute and deliver this Agreement and the other agreements, instruments and certificates to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and each Seller and, to the extent applicable, the stockholders of Parent and each Seller, and the execution and delivery of the other agreements, instruments and certificates to be executed and delivered pursuant hereto and the consummation of the transactions contemplated thereby have been authorized by all necessary corporate action on the part of Parent and each Seller and, to the extent applicable, the stockholders of Parent and each Seller. This Agreement has been duly executed and delivered by Parent and each Seller party hereto and constitutes, and each other agreement, instrument and certificate to be executed and delivered pursuant hereto when duly executed and delivered by Parent and each Seller party thereto will constitute, legal, valid and binding obligations of Parent and each such Seller enforceable against it in accordance with their terms. The execution and delivery of this Agreement does not, and of the other agreements, instruments and certificates to be executed and delivered pursuant hereto will not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not (i) violate any law, judgment, order, decree, statute, ordinance, rule and regulation applicable to Parent or any Seller, (ii) conflict with any provision of Parent's or any Seller's certificate of incorporation or by-laws, (iii) except as set forth in Schedule 4.01(b), conflict with any material Contract to which Parent or any Seller is a party or by which Parent or any Seller or any of Parent's or Sellers' property is bound or (iv) require any consent, approval, notice, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or any other Person (including any stockholder, bondholder or other creditor of Parent or any Seller), other than (A) the filing of a premerger notification report by Parent and Sellers under the HSR
Act, (B) such filings and consents as may be required under Property Transfer Laws, (C) such premerger filings and notifications as may be required pursuant to the laws of Belgium, Germany and France and (D) as otherwise set forth on Schedule 4.01(b).

          (c) Purchased Entities. Except as disclosed in
Schedule 4.01(c), neither Parent nor any Seller owns any stock or has any other equity interest in, or controls, directly or indirectly, any corporation, association, partnership, joint venture or other entity engaged directly or indirectly in the Business (other than the Purchased Entities, the Sellers and the Excluded Joint Ventures). None of Parent, any Seller, any of their respective Affiliates or any Purchased Entity (other than the Joint Ventures) is a party to any joint venture, partnership, cooperation or other similar agreement or arrangement relating to the Business except as disclosed in Schedule 4.01(c). Each Purchased Entity is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, as shown in Schedule 4.01(c). Each Purchased Entity has the corporate power and authority to own, lease and operate its assets and conduct the Business, and each Purchased Entity (other than the Joint Ventures) is duly qualified or licensed to do business in each of the jurisdictions listed opposite such Purchased Entity's name in Schedule 4.01(c), which are all the jurisdictions in which the nature of the activities conducted or the character of the assets owned, used or held for use by such Purchased Entity require such qualification or licensing and the failure to be so qualified or licensed would adversely affect in any material respect the continuing conduct of the Business by such Purchased Entity as heretofore conducted, the value of the Acquired Assets or the amount of the Assumed Liabilities. The authorized capital stock of each Purchased Entity and the Shares are set forth in Schedule 4.01(c). The Shares are duly authorized, validly issued, fully paid and, to the extent applicable, nonassessable, were not issued in violation of any preemptive or other right of any Person to acquire securities of any Purchased Entity and, except as disclosed in Schedule 4.01(c), includes in the aggregate all the capital stock of the Purchased Entities. Except as disclosed in Schedule 4.01(c), there is no outstanding option, convertible security, preemptive right, warrant, call or agreement (other than this Agreement) relating to any of the Shares or which may require the issuance of shares or other securities of any of the Purchased Entities. TransferCo is a newly formed Delaware corporation that, other than the transfer of assets to TransferCo in connection with the transactions contemplated hereby, has not, prior to the date hereof, conducted any operations, acquired any assets or incurred any liabilities. Except as disclosed in Schedule 4.01(c), Sellers have, and will continue to have, to and including the Closing Date, good, marketable (subject only to limitations on transfer under applicable securities laws) and indefeasible title to all the Shares and the absolute right to sell, assign, transfer and deliver such Shares to the Designated Purchasers pursuant to this Agreement, free and clear of all claims, security interests, Liens, pledges, charges, escrows, options, proxies, rights of first offer, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrances of any kind ("Adverse Claims"). Upon transfer of such Shares to the Designated Purchasers at the Closing, the Designated Purchasers will have good, marketable (subject only to limitations on subsequent transfer under applicable securities laws and, in the case of the Shares of any Joint Venture, under the joint venture agreement or governing document of such Joint Venture) and indefeasible title to and ownership of the Shares, free and clear of all Adverse Claims.

          (d) Financial Statements. (i) Attached hereto as Schedule 4.01(d)-1 are (A) the audited combined balance sheets of the Business at June 30, 1995 (the "June 30, 1995 Balance Sheet"), (B) the audited combined statements of income of the Business for the fiscal year ended June 30, 1995, (C) the audited combined statements of stockholder's equity of the Business at June 30, 1995, (D) the audited combined statements of cash flows of the Business for the fiscal year ended June 30, 1995, (E) the unaudited combined balance sheets of the Business at September 30, 1995,
(F) the unaudited combined statements of income of the Business for the three-month period ended September 30, 1995, (G) for the months ended October 31, 1995,
November 30, 1995, and December 31, 1995, the unaudited combined balance sheets of the Business and the unaudited combined statements of income of the Business (such financial statements, together with the Closing Date Balance Sheet and any other financial statements delivered to Purchaser pursuant to Section 5.09(a), being herein referred to collectively as the "Financial Statements") and (H) the audit opinion of Arthur Andersen LLP in connection with the financial statements set forth above in clauses (A) through
(D) of this Section 4.01(d). The Financial Statements fairly present or, in the case of Closing Date Balance Sheet and any other financial statements delivered to Purchaser pursuant to Section 5.09(a), will fairly present the financial condition of the Business as of the date thereof, or the period then ended, as the case may be. The financial statements set forth above in clauses (A) through (D) and the Closing Date Balance Sheet were or, in the case of Closing Date Balance Sheet, will be prepared in accordance with GAAP as interpreted and applied historically by Parent and Sellers using such methodologies, including such exceptions to GAAP, as are described in Schedule 4.01(d)-2 (the "Accounting Principles"). The financial statements set forth above in clauses (E), (F) and (G) were, and any other financial statements delivered to Purchaser pursuant to Section 5.09(a) will be, prepared in a manner consistent in all respects with the Accounting Principles (subject to, in the case of interim reports, normally recurring accruals).

          (ii) All of the liabilities reflected on the June 30, 1995 Balance Sheet and the Closing Date Balance
Sheet are or, in the case of Closing Date Balance Sheet, will be related to the Business and arose or, in the case of Closing Date Balance Sheet, will arise only out of or were incurred or, in the case of Closing Date Balance
Sheet, will be incurred only in connection with the conduct of the Business.

          (e) No Undisclosed Liabilities. There are no
Assumed Liabilities or other liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liability, other than:

          (i) liabilities as and to the extent fully reflected or reserved for on the June 30, 1995
     Balance Sheet;

          (ii) liabilities disclosed on Schedule 4.01(e);

          (iii) liabilities for the payment or performance of obligations required by the terms of Acquired
     Contracts;

          (iv) Excluded Liabilities; and

          (v) other liabilities incurred since the date of the June 30, 1995 Balance Sheet arising in the ordinary course of business (except any incurred since such date not in compliance with Section
     4.01(p)).

          (f) Compliance with Applicable Laws. Except as set forth in Schedule 4.01(f), Parent, each Seller and each of the Purchased Entities is in compliance in all material respects with all material laws, regulations, rules and orders of all Governmental Entities applicable to it which relate to the Business. Except as set forth in Schedule
4.01(f), none of Parent, Sellers or the Purchased Entities
(other than the Joint Ventures) has received any written notice that any investigation or review by any Governmental Entity with respect to the Business is pending or that any such investigation or review is contemplated. This paragraph (f) does not relate to Environmental Laws to which Section 4.01(w) is exclusively applicable.

          (g) Litigation; Decrees. Except as set forth in
Schedule 4.01(g), there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent or any Seller, threatened before any Governmental Entity or arbitrator against Parent, any Seller or any of the Purchased Entities that individually or in the aggregate would reasonably be expected to adversely affect the condition (financial or otherwise) or operations of the Business, the value of the Acquired
Assets or the amount of the Assumed Liabilities, or which seek to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement. Parent and Sellers have made available to Purchaser copies of all court papers and other documents in their (or their counsel's) possession with respect to the matters referred to in Schedule 4.01(g). Except as set forth in Schedule 4.01(g), there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any Governmental
Entity or arbitrator against Parent, any Seller or any of the Purchased Entities that adversely affects the condition (financial or otherwise) or operations of the Business, the value of the Acquired Assets or the amount of the Assumed Liabilities.

          (h) Acquired Assets. (i) The Acquired Assets constitute, and on the Closing Date will constitute, all of the assets and property of the Business, except for the Excluded Assets (including any assets that may be repurchased by Sellers pursuant to Sections 5.11(c) or (d)), the assets of the Excluded Joint Ventures and as set forth in Schedule 4.01(h)(i). Neither Parent, any Seller nor any of their respective Affiliates owns or controls any assets, properties or other rights, other than the Acquired Assets, that are used or held for use in or are necessary to the Business, except for the Excluded Assets, the assets of the Excluded Joint Ventures and as set forth in Schedule 4.01(h)(i). There are no facilities, services, assets,

Intellectual Property or Know-how used or held for use in the Business that are shared with any other businesses or operations of Parent, Sellers or their respective
Affiliates, except as set forth in Schedule 4.01(h)(i).

          (ii) Except as set forth in Schedule 4.01(h)(ii), Sellers have good, valid, marketable and indefeasible title to all Acquired Assets comprised of real and personal tangible property and, upon consummation of the transactions contemplated in this Agreement, the Designated Purchasers will have acquired good, valid, marketable and indefeasible title to such Acquired Assets, and all of Sellers' right, title and interest in Acquired Assets comprised of intangible property, in each case, free and clear of all Liens, except Permitted Liens and Permitted Encumbrances.

          (iii) Schedule 4.01(h)(iii) lists all Equipment with a book value of $100,000 or more, which any Seller owns, leases or subleases, and any Liens thereon, specifying in the case of leases or subleases the name of the lessor or sublessor, the lease term and basic annual rent.

          (iv) Except as set forth in Schedule 4.01(h)(iv), the Equipment has been reasonably maintained consistent with practices generally followed in the industry in the jurisdiction of its location and is substantially suitable for its present use.

          (v) No Acquired Asset is subject to any Lien, except:

          (A) Liens set forth in Schedule 4.01(h)(v);

          (B) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the June 30, 1995 Balance Sheet and the Closing Date Balance Sheet, as of their respective dates);

          (C) Liens afforded by law, such as mechanics', workmen's, materialmen's, landlords', carriers' or other like Liens, in each case arising in the ordinary course of business, which secure payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings; or

          (D) Liens which (I) do not materially detract from the value of the Acquired Assets as now used, (II) do not materially interfere with any present use of the

     Acquired Assets and (III) have arisen only in the ordinary course of the Business (Liens referenced in clauses (A), (B), (C) and (D) are collectively referred to as the "Permitted Liens").

          (i) Real Property. Schedule 4.01(i) contains a list, by deed reference or otherwise, of all Real Property, other than Real Property owned, leased, used or held for use by the Joint Ventures. Except as set forth on Schedule 4.01(i), Sellers and the Purchased Entities (other than the Joint Ventures), as the case may be, have good and marketable title in fee simple to the Real Property listed on Schedule 4.01(i) as being owned by them, in each case free and clear of all Liens (including Liens for Taxes, other than Taxes not yet due and payable or Taxes being properly contested in good faith), mortgages, security interests, charges, claims, leases, survey exceptions, options, rights of first refusal or first offer, easements, restrictions, rights-of-way or other encumbrances of any nature whatsoever, except for the permitted encumbrances described in Schedule 4.01(i) ("Permitted Encumbrances"). Each Joint Venture has good and marketable title in fee simple to any Real Property reflected as being owned by it on the financial statements of such Joint Venture, free and clear of all Liens, other than Liens disclosed in the financial statements of such Joint Venture and Liens that do not materially detract from the value of such Real Property, as reflected on the financial statements of such Joint Venture. The uses for which the buildings, facilities and other improvements located on the Real Property (the "Improvements") are zoned do not materially restrict, or in any material manner impair, the use of the Improvements for purposes of the Business, and none of Parent, Sellers or the Purchased Entities has received any written notice from any Governmental Entity that the construction of the Improvements does not comply in all material respects with all applicable building and zoning codes, deed restrictions, ordinances and rules. Sellers and the Purchased Entities (other than the Joint Ventures), as the case may be, are the lessees of each of the leasehold estates listed in Schedule 4.01(i) as being leased by them, and Sellers and the Purchased Entities, except as set forth in Schedule 4.01(i), are in possession of each of the premises purported to be leased by them. Except as set forth in Schedule 4.01(i), none of Parent, Sellers or the Purchased Entities (other than the Joint Ventures) has received any written notice from any landlord or Governmental Entity of any claim (including any Lien for Taxes, other than Taxes not yet due and payable or Taxes being properly contested in good faith) which is adverse to the rights of any such Seller or Purchased Entity in any leasehold estate. None of Parent, Sellers or the Purchased Entities (other than the Joint Ventures) has received any written notice from any party to any lease that such lease is in default under the terms thereof. The leases set forth in Schedule 4.01(i) are the only leases of real property to which Sellers or any of their Affiliates are parties pertaining to the Business which are material to the Business. Except as disclosed in
Schedule 4.01(i), there is no pending or, to the knowledge of Parent or any Seller, threatened condemnation, expropriation, eminent domain or similar proceeding with respect to the Real Property or the Improvements. True, complete and correct copies of the deeds, title insurance policies, surveys (in their possession), mortgages, agreements, leases and other documents granting or relating to Sellers' or the Purchased Entities' (other than the Joint Ventures) ownership or leasing of the Real Property and the Improvements have been delivered or made available to Purchaser.

          (j) Intellectual Property and Know-how. (i)
Schedule 4.01(j) sets forth a list of all Acquired Intellectual Property. Except as set forth in Schedule 4.01(j), the Acquired Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, the appropriate offices in the various states of the United States and the appropriate offices of such other jurisdictions indicated in Schedule 4.01(j).

          (ii) Except as set forth in Schedule 4.01(j), Sellers or the Purchased Entities are the sole and exclusive owners of all of the Acquired Intellectual Property and have received no written notice from any other Person pertaining to or challenging the right of Sellers or the Purchased Entities to use any of the Acquired Intellectual Property, Acquired Know-how or any rights thereunder. Except as set forth in Schedule 4.01(j), Sellers and the Purchased Entities have not granted any licenses or similar rights in and have no obligation to grant licenses or similar rights in any of the Acquired Intellectual Property or in the Acquired Know-how to any other Person. Except as set forth in Schedule 4.01(j), Sellers and the Purchased Entities have not filed any claim with any Governmental Entity of a violation or infringement by others of their rights in the Acquired Intellectual Property or in the Acquired Know-how. Except as set forth in Schedule 4.01(j), there are no interferences, oppositions, reexaminations or other contested proceedings, either pending or, to the knowledge of Parent or any Seller, threatened in any Federal, state, local or foreign court or before any other Governmental Entity or otherwise, relating to any Acquired Intellectual Property.

          (k) Insurance Coverage. Schedule 4.01(k) sets forth a list of all insurance policies and fidelity bonds (other than any policies and bonds held by the Joint Ventures) relating to the Acquired Assets, the business and operations of the Business and its employees. Parent and Sellers have previously provided to Purchaser copies of all such policies and bonds. There is no claim by Parent, any Seller or any of their respective Affiliates pending under any of such policies or bonds as to which coverage pertaining to the Business has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Parent, Sellers and their respective Affiliates have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1990 and remain in full force and effect. Except as set forth in Schedule 4.01(k), Parent, Sellers and their respective Affiliates do not self-insure and have not self-insured any material risks with respect to the Acquired Assets.

          (l) Contracts. (i) None of Parent, Sellers, the
Purchased Entities (other than the Joint Ventures) or their respective Affiliates is a party to or bound by any of the following types of Contracts relating to the Business:

          (A) any Contract for the employment of any officer or with any labor union, except as set forth in
     Schedule 4.01(l)(i)(A);

          (B) any Contract which will not be discharged at or prior to the Closing relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business, except as set forth in Schedule 4.01(l)(i)(B);

          (C) any Contract granting any right of first offer, right of first refusal or similar preferential right to purchase in respect of any of the Acquired
     Assets, except as set forth in Schedule 4.01(l)(i)(C);

          (D) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Sellers or the Purchased Entities (other than the Joint Ventures) in excess of $50,000 or more, except as set forth in
     Schedule 4.01(l)(i)(D);

          (E) any sales, distribution or other similar
     Contract providing for the sale of materials, supplies, goods, services, equipment or other Acquired Assets that provides for aggregate payments to Sellers or the Purchased Entities (other than the Joint Ventures) of $50,000 or more, except as set forth in Schedule 4.01(l)(i)(E);

          (F) any license, franchise or similar agreement, other than any oral license, franchise or similar agreement that imposes monetary obligations not in excess of $10,000 and will be fully performed (or may be terminated or canceled without penalty and without further obligation) within 18 months from the date hereof, and except as set forth in Schedule
     4.01(l)(i)(F);

          (G) any agreement that explicitly limits the freedom of Sellers or the Purchased Entities (other than the Joint Ventures) to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Acquired Asset or which would so limit the freedom of any Designated Purchaser after the Closing Date, except as set forth in Schedule 4.01(l)(i)(G);

          (H) any agreement (other than any agreement all the parties of which, following the Closing, will consist of Purchased Entities and/or entities controlled by Purchaser) with or for the benefit of any Affiliate of Sellers, except as set forth in Schedule 4.01(l)(i)(H);

          (I) any consignment agreement or arrangement relating to the sale of Inventory, other than any oral consignment agreement or arrangement relating to the sale of Inventory that imposes monetary obligations not in excess of $10,000 and will be fully performed (or may be terminated or canceled without penalty and without further obligation) within 18 months from the date hereof, and except as set forth in Schedule 4.01(l)(i)(I);

          (J) any Contract that imposes monetary obligations in excess of $10,000 and that may not be fully performed (or terminated or canceled without penalty and without further obligation) within 18 months from the date hereof, except as set forth in Schedule
     4.01(l)(i)(J);

          (K) any requirements or output Contracts or other
     Contracts providing for purchases from or sales to any Person(s) on an exclusive basis, except as set forth in
     Schedule 4.01(l)(i)(K); or

          (L) any other Contract not made in the ordinary course of business which is material to the Business, except as set forth in Schedule 4.01(l)(i)(L).

          (ii) Except as set forth in Schedule 4.01(l)(ii), all Acquired Contracts that impose monetary obligations in excess of $50,000 are in full force and effect and Sellers and the Purchased Entities have performed all material obligations required to be performed by them to date under such Acquired Contracts and Sellers and the Purchased
Entities are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Parent or any Seller, no other party to any of such Acquired
Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. None of Parent, Sellers or any of their respective Affiliates has received any written notice that any party to any Acquired Contract (other than purchase orders canceled in the ordinary course of business and not in the aggregate material to the Business) intends to cancel or terminate such Acquired Contract.

          (iii) Each distribution agreement, joint venture agreement, license agreement, manufacturer's representation agreement, consulting agreement and employment agreement that is an Acquired Contract and each other material
Acquired Contract, other than the Acquired Contracts set forth in Schedule 4.01(l)(iii), are freely assignable by Sellers or the Purchased Entities (other than the Joint
Ventures) to the Designated Purchasers.

          (m) Oral Contracts. Schedule 4.01(m) sets forth a summary of the respective material terms of, and course of dealing under, each oral Contract (other than oral Contracts of the Joint Ventures) that (i) imposes monetary obligations (on a per Contract basis) in excess of $10,000 or may not be fully performed (or terminated or canceled without penalty or further obligation) within 18 months from the date hereof and (ii) is related to the Business.

          (n) Affiliate Arrangements. Schedule 4.01(n) sets forth all arrangements, Contracts and understandings, and all transactions (other than arrangements, Contracts, understandings and transactions all the parties to which, following the Closing, will consist of Purchased Entities and/or entities controlled by Purchaser) occurring since
July 1, 1994, between Parent, Sellers, the Purchased
Entities and any of their respective Affiliates relating to the Business.

          (o) Permits. Schedule 4.01(o) sets forth a list of each material Permit (other than Permits held by the Joint Ventures), together with the name of the Governmental Entity issuing such Permit. Except as set forth on Schedule 4.01(o), such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Sellers and the Purchased Entities (other than the Joint Ventures), and none of such Permits will, assuming the related Required Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. Upon consummation of such transactions, the Designated Purchasers will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of Sellers' right, title and interest in the Permits.

          (p) Absence of Certain Changes. Since June 30,
1995, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been:

          (i) any event, occurrence, development or state of circumstances (other than the effect of a downturn in general economic conditions in any economic market in which any Seller or Purchased Entity operates the Business) which has had or, to the knowledge of Parent or any Seller, could reasonably be expected to have a material adverse effect on the assets, business, results of operations or condition (financial or otherwise) of the Business;

          (ii) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business, any material Acquired Asset or the Acquired Assets taken as a whole;

          (iii) except as set forth in Schedule 4.01(p), any labor dispute (other than routine individual grievances), proceeding or, to the knowledge of Parent or any Seller, activity by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at June 30, 1995, or any lockouts, strikes, slowdowns, work stoppages or, to the knowledge of Parent or any Seller, threats thereof by or with respect to such employees; or

          (iv) except as set forth in Schedule 4.01(p), any action taken by Parent, any Seller or any Purchased
     Entity (other than the Joint Ventures) that, if taken after the date of the this Agreement, would constitute a breach of the covenants in Section 5.01 (other than paragraphs (ii), (iii), (ix), (x) and (xiv) thereof).

          (q) Inventories. (i) The inventories set forth in the June 30, 1995 Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by Sellers. Since June 30, 1995, the inventories related to the Business have been maintained in the ordinary course of business. All of the inventory recorded on the June 30, 1995 Balance Sheet (net of reserves reflected or shown thereon) consists of, and all Inventory on the Closing Date Balance Sheet (net of reserves reflected or shown thereon) will consist of, items of a quality useable or saleable in the normal course of the Business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice. Inventory shall not be considered "useable and saleable" if such Inventory has been held in the Business for more than 36 months (determined for purposes hereof on a first in-first out ("FIFO") basis).

          (ii) With respect to the Business, since June 30, 1995, Parent, Sellers and the Purchased Entities have not engaged in any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected to occur in post-Closing periods or any other promotional sales or discount activity outside the ordinary course of business consistent with past practice.

          (iii) Since June 30, 1995, Parent, Sellers and the Purchased Entities have not produced Inventory in excess of amounts that would be expected to be produced by the Business in post-Closing periods or otherwise in excess of amounts of Inventory produced by the Business in the ordinary course of business consistent with past practice.

          (r) Accounts Receivable. All Accounts Receivable of Parent and Sellers (and any Purchased Entity whose Accounts Receivable are included in any Financial Statements) relating to the Business, whether reflected on the June 30, 1995 Balance Sheet or subsequently created, have arisen, and all such Accounts Receivable that arise prior to the Closing Date will arise, from bona fide transactions in the ordinary course of business. All such Accounts Receivable (including Accounts Receivable from Purchased Entities) are or will be good and collectible within one hundred twenty (120) days in North America and one hundred fifty (150) days outside of North America following the Closing Date at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Closing Date Balance Sheet.

          (s) Products. There is no design defect with respect to any of the Products (excluding any Products that have been discontinued and are no longer held as Inventory by any Seller or Purchased Entity), and each such Product sold prior to Closing contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to contents and use of such Product.

          (t) Taxes. (i) Parent, Sellers and their respective Affiliates have timely filed, after giving effect to any applicable extensions, all Tax Returns required to be filed with respect to the Acquired Assets or the income or activities of the Business. All Taxes attributable to the Acquired Assets or the income or activities of the Business have been paid, except for Taxes that are not yet due and payable and have been properly accrued as current liabilities or are being properly contested in good faith. No taxing authority is asserting any deficiency, and no

Liens for Taxes exist, with respect the Acquired Assets or the income or activities of the Business. No Acquired Asset (including the Shares of any Purchased Entity) (A) that is a United States real property interest within the meaning of
Section 897 of the Code is being sold by a Seller that is not a United States person for purposes of such Section or
(B) is subject to a safe harbor lease under former Section 168(f)(8) of the Internal Revenue Code of 1954. Except as set forth in Schedule 4.01(t), no agreements (including Tax sharing agreements) relating to Taxes exist between any Purchased Entity and any other Person. Any agreements of Parent, Sellers or any of their Affiliates (other than the Purchased Entities), on the one hand, and any Purchased Entity, on the other hand, relating to Taxes shall terminate on or prior to the Closing Date.

          (ii) The amount of the reserves for real property
Taxes, personal property Taxes and payroll Taxes reflected on the Closing Date Balance Sheet will be adequate to pay all Assumed Tax Liabilities.

          (u) Employees. Schedule 4.01(u)-1 sets forth a complete and correct list of the names of all employees as of the last payroll date prior to the date of this Agreement employed by the Sellers and the Purchased Entities (other than the Joint Ventures) in connection with the Business, including the present rate of each such employee's cash compensation, present title and years of service. None of such employees, and no employee of Parent, Sellers or their respective Affiliates, with respect to the Business, is eligible for payments that are "parachute payments" under
Section 280G of the Code. Except as set forth in Schedule 4.01(u)-2, no persons employed by Parent, Sellers, the Purchased Entities (other than the Joint Ventures) or any of their respective Affiliates, other than the employees listed in Schedule 4.01(u)-1, are performing any functions in connection with the Business. With respect to Transferred Employees, except as set forth in Schedule 4.01(u)-3, there are no agreements for the payment of any bonus, severance, pension, share of profits, retirement allowance, shares, insurance, hospitalization or any other employee benefit in addition to salary or like remuneration that is payable upon consummation of or in connection with the transactions contemplated by this Agreement, and consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation due any Transferred Employee.

          (v) Employee Benefit Plans.
(i) Schedule 4.01(v)(i) sets forth a list of each Benefit Plan covering any present or former officers, employees or directors of the Business. For purposes of this
Section 4.01(v), the term "Benefit Plan" means each "employee pension benefit plan" (as defined in Section 3(2) of ERISA, hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan") and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation (other than normal payroll practices), deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Parent, Sellers or their respective Affiliates or any other Person that together with Parent or Sellers, is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (each, together with Parent and Sellers, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees or directors employed in the United States. Except as reflected in the Financial Statements or as set forth in
Schedule 4.01(v)(i), neither Parent nor any Seller nor any Commonly Controlled Entity has any obligations with respect to retiree health benefits under any Benefit Plan. Parent and Sellers have delivered (or, in the case of clause (4) below, made available) to Purchaser true, complete and correct copies of (1) each Benefit Plan with respect to the Business (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with resect to each Benefit Plan with respect to the Business (if any such report was required by applicable law), (3) the most recent summary plan description (or similar document) for each Benefit Plan with respect to the Business for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan with respect to the Business. Except as set forth in
Schedule 4.01(v)(i), to the knowledge of Parent or any Seller, each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects.

          (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms, except as otherwise required by applicable law or to maintain its tax qualified status. Parent, Sellers and their Commonly

Controlled Entities and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other applicable laws. Except as set forth in Schedule 4.01(v)(ii), to the knowledge of Parent or any Seller, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could reasonably be expected to give rise to any liability in or with respect to the Business, and, to the knowledge of Parent or any Seller, there are no facts that could reasonably be expected to give rise to any liability in or with respect to the Business in the event of any such investigation, claim, suit or proceeding.

          (iii) (1) All contributions to, and payments from, the Benefit Plans that may have been required to be made by Parent, Sellers and their Commonly Controlled Entities in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made (except to the extent any failure to contribute or pay would not result in a liability in or with respect to the Business), (2) there has been no application for or waiver of the minimum funding standards imposed by
Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan, (3) no Pension Plan had an "accumulated funding deficiency" within the meaning of
Section 412(a) of the Code as of the end of the most recently completed plan year and (4) there are no outstanding liabilities or claims with respect to any Pension Plan previously maintained and terminated by Parent, Sellers or any Commonly Controlled Entity, in each case which could reasonably be expected to result in a liability in or with respect to the Business.

          (iv) To the knowledge of Parent or any Seller, no event has occurred and no circumstances exist that would reasonably be expected to adversely affect the tax qualification of any Benefit Plan that is intended to be a tax qualified plan under Sections 401(a) and 501(a) of the Code and result in a liability in or with respect to the Business.

          (v) Schedule 4.01(v)(v) discloses whether:
(1) any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan which could reasonably be expected to result in a liability in or with respect to the Business; (2) any prohibited transaction has occurred that could subject Parent, Sellers or the Commonly Controlled Entities, any of their employees, or, to the knowledge of Parent or any Seller, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section
4975 of the Code or Title I of ERISA which could reasonably be expected to result in a liability in or with respect to the Business; (3) any Pension Plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which notice to the Pension
Benefit Guaranty Corporation has been waived) which could reasonably be expected to result in a liability in or with respect to the Business; and (4) Parent, Sellers or any Commonly Controlled Entity or any trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject Parent, Sellers or any Commonly Controlled Entity to a risk of incurring liability for breach of fiduciary duty under ERISA or any other applicable law and which could reasonably be expected to result in a liability in or with respect to the Business.

          (vi) Neither Parent or Sellers nor any Commonly
Controlled Entity has incurred any liability to a Pension
Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) that would result in a liability in or with respect to the Business, which liability has not been fully paid as of the date hereof.

          (vii) Neither Parent or Sellers nor any Commonly
Controlled Entity has (a) engaged in a transaction described in Section 4069 of ERISA that could reasonably be expected to result in a liability in or with respect to the Business at any time after the date hereof or (b) acted or failed to act in a manner that could reasonably be expected to result in fines, penalties, taxes or related charges imposed in or with respect to the Business under Section 502(c), (i) or (1) of ERISA, Section 4071 of
ERISA or Chapter 43 of the Code.

          (viii) Neither Parent or Sellers nor any
Commonly Controlled Entity have withdrawn from, or failed to make any required contributions to, any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) within the preceding five years.

          (ix) The list of Welfare Plans with respect to the Business in Schedule 4.01(v)(ix) discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section
419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without liability (other than liability for the payment of claims incurred and benefits accrued or payable) to Parent, Seller or any Commonly Controlled
Entity at any time after the Closing Date. Neither Parent or Sellers nor any Commonly Controlled Entity has failed to comply in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, which failure could reasonably be expected to result in a liability in or with respect to the Business.

          (x) Except as set forth in Schedule 4.01(v)(x), the transactions contemplated by this Agreement will not, either alone or in conjunction with the termination (or constructive termination) of the employment of any employee of the Business, entitle any such employee to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan.

          (xi) Sellers shall make available to Purchaser all Form W-2s of the executive officers of the Business for calendar years 1990 through 1994.

          (xii) All benefit plans maintained outside of the United States (the "Foreign Plans") are in material compliance with all applicable laws and regulations
(including all laws and regulations relating to non-discrimination) and have been operated in all material respects with the plans' respective terms. There are no material unfunded liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date. The representations and warranties of Sellers under the Foreign Purchase Agreements in respect of employees and Foreign Plans are true and correct.

          (w) Environmental Matters. Except as set forth in Schedule 4.01(w):

          (A) the Sellers, with respect to the Business, and the Purchased Entities have secured, and are in material compliance with, all material Environmental
     Permits, all of which Environmental Permits are freely transferable under the circumstances of the transactions contemplated hereby, and the Sellers, with respect to the Business, and the Purchased
     Entities are in material compliance with all Environmental Laws;

          (B) none of Parent, Sellers or their respective
     Affiliates has received any communication from any Governmental Entity that alleges that any of the Sellers, with respect to the Business, or any of the Purchased Entities is not in compliance in any material respect with any Environmental Laws or Environmental Permits, except with respect to matters that have been fully and finally resolved;

          (C) the Sellers, with respect to the Business, and the Purchased Entities have not entered into or agreed to any currently effective court decree or order, and the Sellers, with respect to the Business, and the Purchased Entities are not subject to any currently effective judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law;

          (D) no Lien has been attached, asserted, or to the best knowledge of Parent or any Seller, threatened to or against the Acquired Assets or any real or personal property of any of the Purchased
     Entities pursuant to any Environmental Law;

          (E) there has been no treatment, storage, disposal or release of any Hazardous Substance on the Real Property or any property owned, operated or leased by the Purchased Entities that could reasonably be expected to lead to material liability;

          (F) with respect to the Business, neither
     Parent, Sellers, the Purchased Entities nor any of their respective Affiliates has received a CERCLA 104(e) information request or has been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state law or received an analogous notice or request from any non- U.S. Governmental Entity, which notice, request or any resulting inquiry or litigation has not been fully and finally resolved without possibility of reopening;

          (G) there are no aboveground tanks in excess of 400 gallons capacity or underground storage tanks on, under or about the Real Property or any property owned, operated or leased by the Purchased Entities and any former aboveground or underground tanks on such property have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards;

          (H) there are no polychlorinated biphenyls
     ("PCBs") leaking from any article, container or equipment on, under or about the Real Property or any property owned, operated or leased by the Purchased
     Entities, there are no such articles, containers or equipment containing PCBs with a capacity in excess of two pounds and there is no asbestos containing material in a condition or location currently constituting a violation of any Environmental Law at, on, under or within such properties; and

          (I) Parent and Sellers have provided to
     Purchaser true and complete copies, or access to, of all written environmental assessment materials and reports in their possession that have been prepared by or on behalf of Parent and Sellers with respect to the Business, the Acquired Assets and the Purchased
     Entities during the past five years.

          (x) Financial Projections. Parent and Sellers are not aware of any fact or information that would lead them to believe that the financial projections for fiscal
1996 as to operating profits attached hereto as Schedule
4.01(x) relating to the Business are incorrect or misleading in any material adverse respect.

          (y) Contingency Reserves. The Contingency
Reserves shown on the June 30, 1995 Balance Sheet are consistent with past practice, and the Contingent Reserve
Amount will be adequate to pay all Specified Contingent
Liabilities.

          (z) Brokers. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Parent or Sellers who might be entitled to any fee or commission from Parent or Sellers in connection with the transactions contemplated by this Agreement.

          (aa) No Illegal Payments. None of Parent,
Sellers, the Purchased Entities or, to the best knowledge of Parent or any Seller, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, during the past five (5) years, on behalf of or with respect to Parent, any Seller, any Purchased Entity or any Affiliate thereof, (i) made, in connection with the Business, any unlawful domestic or foreign political contributions, (ii) made, in connection with the Business, any payment or provided services which were not legal to make or provide or which Parent, any Seller, any Purchased Entity or any Affiliate thereof or any such officer, employee or other
Person should have known were not legal for the payee or the recipient of such services to receive, (iii) received, in connection with the Business, any payment or any services which were not legal for the payer or the provider of such services to make or provide, (iv) had any transactions or payments related to the Business which are not recorded in its accounting books and records or, if occurring during the periods covered thereby, not disclosed in the Financial Statements or (v) had any off-book bank or cash accounts or "slush funds" related to the Business.

          SECTION 4.02. Representations and Warranties of
Purchaser. Purchaser and each Designated Purchaser, jointly and severally, hereby represent and warrant to Parent and Sellers as follows:

          (a) Organization, Standing and Power. Purchaser and each Designated Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

          (b) Authority; Non-Contravention. Purchaser and each other Designated Purchaser has all corporate power and authority to execute and deliver this Agreement and the other agreements, instruments (including the Promissory Notes) and certificates to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and each Designated Purchaser and, to the extent applicable, the stockholders of Purchaser and each Designated Purchaser, and the execution and delivery of the other agreements, instruments (including the Promissory Notes) and certificates to be executed and delivered pursuant hereto and the consummation of the transactions contemplated thereby have been authorized by all necessary corporate action on the part of Purchaser and each Designated Purchaser and, to the extent applicable, the stockholders of Purchaser and each Designated Purchaser. This Agreement has been duly executed and delivered by Purchaser and each Designated Purchaser party hereto and constitutes, and each other agreement, instrument (including each Promissory Note) and certificate to be executed and delivered pursuant hereto when duly executed and delivered by Purchaser and each Designated Purchaser party thereto will constitute, legal, valid and binding obligations of Purchaser and each such Designated Purchaser, enforceable against it in accordance with their terms. The execution and delivery of this Agreement does not, and of the other agreements, instruments (including the Promissory Notes) and certificates to be executed and delivered pursuant hereto will not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not (i) violate any law, judgment, order, decree, statute, ordinance, rule and regulation applicable to Purchaser or any Designated Purchaser, (ii) conflict with any provision of Purchaser's or any Designated Purchaser's certificate of incorporation or by-laws, (iii) except as set forth on Schedule 4.02(b), conflict with any material Contract to which Purchaser or any Designated Purchaser is a party or by which Purchaser or any Designated Purchaser or any of Purchaser's or the Designated Purchasers' property is bound or (iv) require any consent, approval, notice, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or any other Person (including any stockholder, bondholder or other creditor of Purchaser or any Designated Purchaser), other than the filing of a premerger notification report by the Purchaser under the HSR Act, such premerger filings or notifications as may be required pursuant to the laws of Belgium, Germany and France and as otherwise set forth on Schedule 4.02(b).

          (c) Brokers. There is no investment banker, broker, finder, financial advisor or other intermediary (other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Purchaser) which has been retained by or is authorized to act on behalf of Purchaser or any Designated Purchaser who might be entitled to any fee or commission from Purchaser or any Designated Purchaser in connection with the transactions contemplated by this Agreement.

          (d) Purchaser has sufficient internally generated funds and/or committed funding to provide Purchaser (or any other Designated Purchaser) with sufficient funds to pay the Purchase Price, including the payment in full in cash of the Promissory Notes.


                          ARTICLE V

                          Covenants

          SECTION 5.01. Conduct of Business. During the period from the date hereof to the Closing, except as expressly provided in this Agreement or as Purchaser shall otherwise consent in writing, Parent shall cause each Seller and each Purchased Entity (other than the Joint Ventures) to and each Seller and each Purchased Entity (other than the Joint Ventures) shall conduct the Business in the ordinary course of business consistent with past practices, including with respect to capital expenditures relating to the Business, and use its commercially reasonable efforts to preserve intact the business, organization and reputation of the Business, keep available the services of its employees and preserve the Business' relationships with suppliers, customers and others having business dealings with the Business. Notwithstanding anything in the foregoing to the contrary, during the period from the date hereof to the Closing, except (a) as otherwise expressly contemplated by this Agreement or (b) as Purchaser shall otherwise consent in writing, Parent shall and shall cause each Seller and each Purchased Entity (other than the Joint Ventures) to and each Seller and each Purchased Entity (other than the Joint Ventures) shall:

          (i) not sell, lease, license or otherwise dispose of any Acquired Assets except (A) pursuant to existing
     Contracts and commitments or (B) in the ordinary course of business consistent with past practice;

          (ii) not solicit or encourage, or take any action to facilitate, any inquiries or the making of any proposal to acquire all or any material portion of the

     Acquired Assets, other than the transactions contemplated by this Agreement (a "Competing Bid"), or agree to endorse any Competing Bid;

          (iii) not take any action that would or could reasonably be expected to result in any of the representations and warranties of Parent, RHI and Sellers set forth in this Agreement becoming untrue, in any of the conditions of the Closing set forth in
     Article VIII not being satisfied, in any material Acquired Asset becoming less valuable or in the Acquired Assets taken as a whole becoming materially less valuable;

          (iv) not incur, assume or guarantee any
     Indebtedness with respect to the Business other than Indebtedness that will not be Assumed Liabilities or that will be paid in full prior to Closing as provided in Section 5.15, except as set forth in Schedule 5.15;

          (v) except as set forth in Schedule 5.01(v), not create or incur any Lien on any Acquired Asset other than in the ordinary course of business consistent with past practice and other than any Liens (A) securing any Indebtedness that will not be Assumed Liabilities and
     (B) that will be released on or prior to the Closing;

          (vi) not enter into any transaction, commitment or Contract relating to the Business (including the acquisition or disposition of any assets), or relinquish any Contract or right, in either case, material to the Business taken as a whole, other than transactions, commitments and Contracts in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (vii) not enter into, with respect to the Business, any Contract that imposes monetary obligations in excess of $10,000 and that may not be fully performed (or terminated or canceled without penalty and without further obligation) within 18 months from the date hereof, or any requirements or output Contracts or other Contracts providing for purchases from or sales to any Person(s) on an exclusive basis;

          (viii) not make any change in any method of accounting or accounting practice with respect to the Business, except for any such change after the date hereof required by reason of a concurrent change in GAAP;

          (ix) other than as required by the existing terms of any existing Contract or as set forth in Schedule 5.01(ix), not (A) enter into any employment, deferred compensation, severance, retirement or other similar agreement with any employee of the Business (or any amendment to any such existing agreement), (B) grant any severance or termination pay to any such employee,
     (C) make any change in compensation or other benefits (other than changes in respect of non- management employees made in the ordinary course of business consistent with past practice) payable to any such employee pursuant to any severance or retirement plans or policies or (D) transfer any employee of the Business out of or transfer any employee into, the Business (other than the hiring and firing of non-management employees in the ordinary course of business consistent with past practice);

          (x) not approve any change in the capital expenditure policy of the Business as reflected in the budget for the Business for the fiscal year ending June 30, 1996 or approve any capital expenditure not budgeted for the Business for the fiscal year ending June 30, 1996 in excess of $100,000, or enter into any Contract or other commitment having a payment obligation in the aggregate in excess of $100,000, with respect to the Business;

          (xi) not engage in, with respect to the Business, any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent of accelerating to pre-
     Closing periods sales to the trade or otherwise that would otherwise be expected to occur in post-Closing periods or any other promotional sales or discount activity outside the ordinary course of business consistent with past practice;

          (xii) not produce Inventory in excess of, or fail to produce Inventory in amounts comparable to, amounts that would be expected to be produced by the Business in post-Closing periods or otherwise in amounts in excess of or below those amounts of Inventory produced by the Business in the ordinary course of business consistent with past practice;

          (xiii) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes, in each case with respect to the Business; and

          (xiv) comply in all material respects with all requirements of all applicable Property Transfer Laws.

          If at any time during such period Parent or Sellers become aware of any material adverse change in the assets, condition (financial or otherwise) or operation of the Business, or of any Competing Bid, Parent or Sellers shall promptly notify Purchaser with respect thereto.

          SECTION 5.02. Access to Information. Parent and Sellers shall afford to Purchaser and its accountants, counsel, employees and other representatives access upon request during normal business hours during the period prior to the Closing to all the properties, books, contracts, commitments, Tax Returns and records of the Business (whether intercompany or intracompany), and, during such period, shall furnish promptly to Purchaser any information concerning the Business (whether intercompany or intracompany) as Purchaser may reasonably request. Purchaser acknowledges that any information being provided to it or its representatives by Parent or Sellers pursuant to this Agreement is subject to the terms of Section 5.12 regarding confidentiality. In addition, following the Closing, Parent and Sellers, on the one hand, and the Designated Purchasers, on the other hand, shall afford the other and its representatives access upon request during normal business hours to all properties, books, contracts, commitments, Tax Returns and records of or relating to the Business in order to allow such other party to comply with its obligations under, or to remedy breaches of representations and warranties set forth in, this Agreement (including, in the case of Parent and Sellers, Section 5.19).

          SECTION 5.03. Legal Requirements. (a) Purchaser, each Designated Purchaser, Parent and each Seller shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it or any of its Affiliates with respect to the Closing (including the prompt filing of the premerger notification report under the HSR Act or under any comparable foreign laws or regulations and the furnishing of all information required thereunder) and will promptly cooperate with and furnish information to each other and to other parties in connection with any such legal requirements.

          (b) Purchaser and each Designated Purchaser hereby waive the time period for the environmental disclosure required under the Illinois Responsible Property Transfer Act ("IRPTA"). Purchaser, each Designated Purchaser, Parent and each Seller are aware of the purpose and intent of the IRPTA disclosure document.

          SECTION 5.04. Noncompetition. (a) Parent and RHI each agree that (i) for a period of five years (subject to reduction in each jurisdiction pursuant to Section 5.04(b) below) from the Closing Date, it shall not, and shall not permit any of its Affiliates (so long as they are Affiliates) to, engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date or (ii) for a period of five years from the Closing Date, employ or solicit, or receive or accept the performance of services by, any Transferred Employee; provided that the foregoing shall not restrict or prevent (A) any purchase of a noncontrolling interest (not to exceed 5% of the economic or voting interest therein) in a publicly traded entity or (B) the employment of any Transferred Employee whose employment is actually terminated by Purchaser or any Designated Purchaser.

          (b) It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by the applicable law of any jurisdiction, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under the applicable law of such jurisdiction, a court of competent jurisdiction shall construe and interpret or reform this Section 5.04 to provide for a covenant in such jurisdiction having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Parent and Sellers acknowledge that Purchaser and the other Designated Purchasers would be irreparably harmed by any breach by Parent, any Seller or any of their respective Affiliates of this Section 5.04 and that there would be no adequate remedy at law or in damages to compensate Purchaser and the other Designated Purchasers for any such breach.

          (c) As soon as practicable after the Closing, Parent shall cause Sellers and their Affiliates to take all such actions as are required to, and to use its commercially reasonable efforts to cause the Excluded Joint Ventures to, change the names of such Sellers and their Affiliates or Excluded Joint Ventures, as the case may be, at such time to exclude, and to otherwise refrain from or discontinue the use of, the name "D-M-E" (or any derivative thereof). Purchaser acknowledges that Parent and Sellers do not control the Excluded Joint Ventures.

          SECTION 5.05. Nonassignable Contracts and Permits; Required Consents. If any Acquired Contract or Permit (i) is not assignable without the consent of any party thereto,
(ii) may by its terms be terminated or cancelled upon assignment or (iii) is not by its terms assignable, Parent shall and shall cause each Seller to and each Seller shall use its commercially reasonable efforts to obtain the consent or approval of any required parties thereto to effect such assignment. If such consent or approval cannot be obtained, this Agreement shall not constitute an agreement to effect such assignment. Except for any consents to assignment related to those Contracts and Permits listed in Schedule 5.05 (the "Required Consents"), if Parent and Sellers are unable to obtain the consent to the assignment of any Contract or Permit prior to the Closing, the Closing shall nevertheless take place and, thereafter, Parent shall, upon request of any Designated Purchaser, use its commercially reasonable efforts to provide the Designated Purchasers with the benefits and burdens of any such Acquired Contracts that would have accrued to and would have been the obligations of the Designated Purchasers if following the Closing such consent or approval had been obtained, and for such purpose but without limitation, Parent and each Seller, on the one hand, and each Designated Purchaser, on the other hand, shall execute and deliver to the other such documents or instruments as the other or the other's counsel may reasonably request as necessary for such purpose reasonably promptly after any such request.

          SECTION 5.06. Notices of Certain Events. Each party hereto shall promptly notify the other party hereto of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to the consummation of the transactions contemplated by this Agreement.

          SECTION 5.07. Tax Matters. (a) Purchaser, on one hand, and Parent, on the other hand, shall equally bear all Transfer Taxes. Parent, Sellers and Purchaser shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws. To the extent legally able to do so, Purchaser shall deliver to Parent and Sellers exemption certificates satisfactory in form and substance to Parent and Sellers with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

          (b) Purchaser and Parent shall jointly make, or cause to be made, the election under Section 338(h)(10) of the Code and under every comparable provision of state and local law with respect to the purchase of the stock of TransferCo (the "TransferCo Elections"). Purchaser and
Parent shall, and shall cause their respective Affiliates to, cooperate to take all actions necessary to effect and preserve timely TransferCo Elections with respect to TransferCo in accordance with United States Treasury regulation Section 1.338(h)(10) and any comparable provisions of state and local law, and to take no position inconsistent with treating the sale of the shares of TransferCo as valid elections under Section 338(h)(10) of the Code and comparable provisions of state and local law.

          (c) Purchaser shall pay any Tax resulting from an election by Purchaser (or any Designated Purchaser) under
Section 338 of the Code with respect to any Purchased
Entity; provided, however, that Sellers shall pay any Tax resulting from the TransferCo Elections.

          (d) Parent shall and shall cause Sellers to and Sellers shall terminate by the Closing any agreement or practice relating to Taxes between Parent, Sellers or any of their Affiliates (other than the Purchased Entities), on the one hand, and any Purchased Entity, on the other hand.

          (e) At the Closing, Parent shall and shall cause
Sellers to and Sellers shall deliver to Purchaser duly executed certificates satisfactory to Purchaser certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

          (f) Purchaser and each other Designated Purchaser shall retain the Books and Records for a period of six years following the Closing Date and shall not dispose of any material Books and Records thereafter, except in accordance with Purchaser's policies governing record retention and destruction of records and after giving 30 days' notice to Parent and Sellers. Purchaser or any other Designated Purchaser shall provide Parent or any Seller with copies of any Books and Records as Parent or any Seller may reasonably request, at the cost and expense of Parent or such Seller, reasonably promptly after any such request. Purchaser and Parent shall, and shall cause their respective Affiliates to, cooperate in the preparation of Tax Returns and in the conduct of audits and examinations, which cooperation shall include making relevant books and records reasonably available and providing reasonable access to necessary personnel.

          (g) No later than 10 days prior to the due date for filing, Purchaser shall provide to Parent copies of Tax
Returns for taxable periods that include but do not end on the Closing Date to be filed by any Purchased Entities more than 51% of the voting power of which is owned by Purchaser immediately after the Closing and shall provide Parent the opportunity to comment on such Tax Returns.

          (h) Purchaser shall cause D-M-E of Canada, Ltd., D-M-E France S.A.R.L. and VSI International N.V. not to make any distribution of property during the period beginning on the Closing Date and ending June 30, 1996 that would result in a diminution of the earnings and profits of such entity for Federal income tax purposes.

          (i) Purchaser, Parent and Sellers agree to use the alternative procedure specified in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, and Purchaser shall furnish to employees Internal Revenue Service Forms W-2 that include the wages paid, and the taxes withheld, in the calendar year ended December 31, 1996, by any of Sellers and Purchaser. Notwithstanding the foregoing, Purchaser shall have no obligation to use such alternative procedure, and such agreement shall be void ab initio, unless Parent and Sellers provide, on magnetic media compatible with the data processing systems of Purchaser, all information necessary or useful in preparing such Forms and related reporting information to the Internal Revenue Service.

          SECTION 5.08. Insurance. Parent shall and shall cause Sellers to and Sellers shall, until the Closing, maintain insurance policies with respect to the Acquired Assets, the business and operation of the Business and its employees at presently existing levels, and the proceeds of any such insurance policy relating to the Business shall, notwithstanding anything herein to the contrary, be included as part of the Acquired Assets, except to the extent such proceeds relate to any Excluded Assets or Excluded Liabilities. With respect to insurance of Parent and Sellers covering liability to third parties that is written on an occurrence basis, to the extent Parent or Sellers receive payment in respect of any claim relating to a liability that constitutes or would constitute an Assumed Liability and has not been discharged prior to Closing, Parent or Sellers will either apply such amounts to discharge (to the extent of such amounts) such liability prior to the Closing or will pay over such amounts to Purchaser at or after Closing, in either case promptly after receipt thereof by Parent or Sellers. Parent shall and shall cause Sellers to and Sellers shall, to the extent permissible under the terms of such insurance policies and applicable law, cause the Designated Purchasers to be named beneficiaries in respect of any claims relating to Assumed Liabilities which had not been discharged by Parent or Sellers prior to Closing.

          SECTION 5.09. Financial Information. (a) So long as the Closing shall not have occurred prior thereto, within 15 days following the end of any month ending after the date hereof but prior to the Closing, Parent shall cause to be prepared, and shall deliver or cause to be delivered to Purchaser, for such month, unaudited combined balance sheets of the Business and unaudited combined statements of income of the Business.

          (b) After the Closing, upon reasonable written notice, each of Purchaser and Parent shall furnish, and cause their respective accountants, counsel and other representatives to furnish, to the other party and such other party's respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Business) and assistance relating to the Business and the transactions contemplated hereby as is reasonably necessary for financial reporting and accounting matters and the preparation and filing of any reports or forms (including filings with the U.S. Securities and Exchange Commission).

          SECTION 5.10. Bulk Transfer Laws. Purchaser hereby waives, to the extent applicable, compliance by Parent and Sellers with the provisions of any so-called "bulk transfer law" or similar law of any jurisdiction in connection with the sale of the Acquired Assets to the Designated Purchasers. Parent and Sellers shall indemnify and hold harmless each Designated Purchaser against any and all liabilities (other than Assumed Liabilities) that may be asserted by third parties against such Designated Purchaser as a result of noncompliance with any such bulk transfer law or similar law.

          SECTION 5.11. Further Assurances; Cooperation After Closing; Unwind Transactions. (a) Parent and each Seller shall, at its own cost and expense (unless such costs and expenses have otherwise been allocated pursuant to this Agreement), use its commercially reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to the Designated Purchasers and, for such purpose but without limitation, Parent shall and shall cause Sellers to and Sellers shall, from and after the Closing, execute and deliver to the Designated Purchasers such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary for such purpose reasonably promptly after any such request. In the event that any uncollected Accounts Receivable are reassigned to Parent in accordance with Section 5.17, the Designated Purchasers shall execute and deliver to Parent such assignments, consents and other instruments as Parent or its counsel may reasonably request as necessary to allow Parent to collect such uncollected Accounts Receivable, reasonably promptly after any such request.

          (b) In the event that at any time after the Closing Parent or any Seller becomes aware that any Acquired Assets were not transferred to the Designated Purchasers by Sellers at the Closing, Parent or Sellers shall promptly notify Purchaser to that effect and shall reasonably cooperate with Purchaser to transfer such Acquired Assets to the Designated Purchasers. In the event that after the Closing Purchaser becomes aware that any assets that are not Acquired Assets were transferred to the Designated Purchasers at the Closing, Purchaser shall promptly notify Parent to that effect and shall reasonably cooperate with

Parent and Sellers to transfer such assets to Parent and/or its designees.

          (c) In the event that following the Closing the Belgian Competition Council shall issue a "prohibition decision" or similar objection (a "Belgian Objection") to the acquisition of the Business in Belgium by any Designated Purchaser, such Designated Purchaser shall, as soon as practicable, reassign and transfer all the Acquired Assets located in Belgium to Sellers, and Sellers shall assume all Assumed Liabilities that were assumed at Closing by the Designated Purchasers in respect of the Business in Belgium. Upon issuance of a Belgian Objection, the Designated Purchasers shall have the right to, and shall, immediately set-off against payment of the Belgian Note the full amount of principal of and accrued interest on such Belgian Note, and thereafter, the Belgian Note shall be cancelled.

          (d) In the event that D-M-E Company (India)
Limited, an Indian corporation (the "India Joint Venture"), shall not have obtained, prior to the first anniversary of the Closing Date, all consents, permits or authorizations from Governmental Entities necessary to allow the India Joint Venture to sell products in India manufactured by the India Joint Venture in India (the "Required India Permits"), the Purchaser shall, on such first anniversary (or as soon as practicable thereafter) cause the Designated Purchaser holding the equity interest in the India Joint Venture to reassign and transfer the equity interest held by such Designated Purchaser to Parent (or any entity designated by Parent). Upon such reassignment and transfer, Parent shall pay, or cause to be paid to Purchaser, an amount equal to the carrying value of the India Joint Venture reflected on the Closing Date Balance Sheet (the "India Purchase Price"); provided that in the event the Designated Purchaser shall have set-off any amount against the Unsecured Note in respect of the India Purchase Price pursuant to Section 11.10(b), Parent shall deduct such set-off amount from the payment referred to above, and the principal amount of the Unsecured Note shall be permanently reduced by such set-off amount. Parent agrees to reimburse the Designated Purchasers for all reasonable fees and out-of-pocket expenses incurred by the Designated Purchasers in connection with reassigning and transferring the India Joint Venture to Parent and in connection with effecting the set-off of the India Purchase Price.

          SECTION 5.12. Confidentiality. (a) The
Confidentiality Agreement dated November 10, 1995, between

Purchaser and Parent shall remain in full force and effect until the Closing, at which time it shall terminate.

          (b) For a period of five (5) years from the Closing Date, Parent shall and shall cause Sellers to and Sellers shall keep, and use their best efforts to cause their respective Affiliates, officers, directors, employees and agents to keep, confidential all information proprietary to the Business that has been acquired by Parent or any Seller through its ownership and management of the Business, including information acquired from Purchaser, provided that the foregoing restriction shall not apply to information that (i) is previously known on a non-confidential basis to Parent or Sellers, (ii) is or hereafter becomes generally available in the public domain through no fault of Parent or Sellers, (iii) is lawfully acquired by Parent or Sellers from a source other than Purchaser or (iv) is required to be disclosed in compliance with the applicable laws or regulations of a Governmental Entity having competent jurisdiction; provided, however, that with respect to clause
(iv) above, Parent and Sellers shall take all reasonable measures to assure confidential treatment of such disclosed information. Parent and each Seller agrees that Purchaser (or any other Designated Purchaser) shall be entitled to specific performance and injunctive relief as remedies for any breach of this Section 5.12. Such remedies shall not be deemed to be the exclusive remedies for a breach of this
Section 5.12 by Parent, any Seller or any of their respective Affiliates, officers, directors, employees and agents, but shall be in addition to all other remedies available at law or equity.

          SECTION 5.13. Public Announcements. Prior to the Closing Date, Purchaser and Parent agree to consult with each other before any party hereto or any of their respective Affiliates issues any press release or makes any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue, or permit to be issued, any such press release or make, or permit to be made, any such public statement prior to such consultation.

          SECTION 5.14. Intercompany Accounts. Parent and Sellers shall settle or terminate, or cause to be settled or terminated, prior to the Closing all Indebtedness owed by Parent, Sellers and their respective Affiliates (other than Purchased Entities) to the Purchased Entities and all Indebtedness owed by the Purchased Entities to Parent,

Sellers and their respective Affiliates (other than Purchased Entities), except as otherwise set forth in
Schedule 5.14.

          SECTION 5.15. Purchased Entity Indebtedness. On or prior to the Closing Date, Parent and Sellers shall cause each Purchased Entity to settle or otherwise discharge all of its outstanding Indebtedness, except as otherwise set forth in Schedule 5.15.

          SECTION 5.16. Purchased Entity Cash Balances.
Parent and Sellers shall cause each Purchased Entity, as of the Closing Date, to hold the minimum cash balance as set forth with respect to each such Purchased Entity in
Schedule 5.16.

          SECTION 5.17. Accounts Receivable. To the extent any of the Accounts Receivable represented in Section 4.01(r) fail to be collected within one hundred twenty (120) days in North America and one hundred fifty (150) days outside of North America following the Closing Date, then, at the end of such 120-day or 150-day period, as the case may be, beginning on the Closing Date, (a) Parent shall or shall cause Sellers to pay to Purchaser amounts due and uncollected under such Accounts Receivable, net of any reserves reflected on the Closing Date Balance Sheet therefor and (b) Purchaser shall assign or cause the other Designated Purchasers to assign all such uncollected Accounts Receivable to Parent, as directed by Parent in writing at least three days following the end of such 120-day or 150-day period. In the event that any Designated Purchaser shall collect on such Accounts Receivable in the aggregate an amount in excess of the aggregate amount of such uncollected receivables reflected on the Closing Date Balance Sheet, net of reserves, such Designated Purchaser shall promptly pay such excess amount to Parent. Payments received from any customer shall be applied to the oldest outstanding invoice of such customer unless such customer shall direct that such payment shall be applied to another invoice as a result of a good faith dispute in respect of such oldest invoice. The designation on any form of payment that such payment shall be applied to a specific invoice shall not, in and of itself, be deemed to be notice of a good faith dispute of any older unpaid invoice.

          SECTION 5.18. Assignment of Promissory Notes and Letter of Credit. Parent and Sellers shall not (and shall cause any other Person to whom assignment shall have been appropriately made pursuant to this Section 5.18 not to) sell, pledge, assign or otherwise transfer any of the Promissory Notes (or any portion thereof) or the Letter of Credit to any other Person, other than to Parent, RHI or any Person that is a direct or indirect wholly owned subsidiary of RHI; provided that any assignment to any wholly owned subsidiary shall cease to be effective with respect to any such wholly owned subsidiary that ceases to be a direct or indirect wholly owned subsidiary of RHI. Notwithstanding anything in this Section 5.18 to the contrary, Parent and Sellers (or any authorized assignee) may assign the Letter of Credit to, and may pledge, pursuant to a pledge agreement containing customary terms, conditions and remedies, the Promissory Notes to, the lenders (the "Lenders") and their agents under the Restated and Amended Credit Agreement dated as of July 27, 1992, as amended, among RHI, Fairchild Industries, Inc. and VSI Corporation (or any extension, renewal or replacement, in whole or in part, thereof), and the Lenders, or such agents, may exercise any remedies provided by such pledge agreement. The transfer of more than 50% of the voting interest in any entity holding a Promissory Note shall be deemed to be an assignment of such Promissory Note and shall be subject to the restrictions of this Section 5.18.

          SECTION 5.19. Charlevoix Facility. With respect to the facility and real property of Sellers located at 6342 Ferry Avenue, Charlevoix, Michigan 49720 (the "Charlevoix Facility"), in addition to and in no way diminishing Sellers' obligations to cooperate after Closing, as set forth in Section 5.11 hereof, or Sellers' indemnification obligations as set forth in Sections 10.01 and 10.02 hereof, Sellers or their designated representatives, agents and consultants shall conduct and conclude, to the satisfaction of Purchaser, the following activities (which activities shall be at Purchaser's expense to the extent assumed pursuant to Section 2.03(a)(iv), and thereafter at Parent and Sellers' expense): (i) overseeing the groundwater monitoring project at the Charlevoix Facility, including any follow-up sampling of tetrachloroethylene or any other Hazardous Substance, until groundwater sampling sufficient to satisfy all requirements of the Michigan Department of Natural Resources ("MDNR") has been conducted and MDNR has approved the termination of such groundwater sampling, (ii) negotiating with MDNR concerning groundwater sampling and removal of the Charlevoix Facility from the so-called 307 List and (iii) obtaining a no further action letter and any other closure documentation necessary from MDNR to signify that the remediation of the site is complete and the Charlevoix Facility will no longer be considered for inclusion on the so-called 307 List as the result of any pre-Closing conditions. In conducting these activities, Sellers shall consult with Purchaser's representatives, including, but not limited to, the plant manager of the Charlevoix Facility and any other personnel whom Purchaser may designate in its reasonable discretion, and Parent and Sellers shall not, and shall not permit their representatives, agents and consultants to, without the prior written consent (which consent shall not be unreasonably withheld) of Purchaser, make any filings with, or transmit any material correspondence to, any Governmental Entity. To the extent the activities listed above are performed at the expense of Purchaser, Purchaser shall reimburse Parent or Sellers for its out-of-pocket expenses within 30 days following receipt of appropriate documentation of such expenses.


                         ARTICLE VI

                          RESERVED



                         ARTICLE VII

             Post-Closing Covenants Relating to
                 Employees and Benefit Plans

          SECTION 7.01. Offer of Employment; U.S.
Employees. On the Closing Date, the Designated Purchasers will offer employment to all Active Employees of the Business. The names of the Active Employees of the Business are listed on Schedule 7.01. The Designated Purchasers shall also offer employment on or following the Closing Date to any Active Employee whose name is inadvertently omitted by Sellers from the list on Schedule 7.01 once Purchaser is made aware of such omission. The Active Employees and any Inactive Employees (as defined herein) that the Designated
Purchasers shall offer, pursuant to the last sentence of this Section 7.01, employment to shall be referred to, collectively, as "Transferred Employees". The terms and conditions of any offer of employment will be determined by the Designated Purchasers in their sole discretion, but initially following the Closing Date such offer, with respect to salary or wages and job responsibilities of non-bargaining unit employees, will be on substantially comparable terms and conditions to those in effect immediately prior to the Closing; provided, however, that nothing herein shall preclude the Designated Purchasers from modifying such terms and conditions as it deems appropriate following the Closing Date. Except as specifically provided in Section 7.02, any and all liabilities or expenses relating to or arising out of the employment, or cessation of the employment, of (i) any Active or Inactive Employee (whether or not a Transferred Employee) on or prior to close of business on the Closing Date, (ii) any Inactive Employee from and after the close of business on the Closing Date until such individual is offered employment by the Designated
Purchasers and commences employment and (iii) any employee or former employee employed by the Business who is not an Active or Inactive Employee, before, on or following the Closing
Date, will, in each case, be the sole responsibility of Parent and Sellers. "Active Employees" means all active U.S.
nonbargaining unit employees and bargaining unit employees whose employment is related to the Business, including employees on temporary leave for purposes of jury or annual two-week national service/military duty, employees on vacation or a regularly scheduled day off from work, employees on short-term disability or a medical leave of absence and the employees
(other than former employees) set forth on Schedule 7.01 and indicated as being employees who on the Closing Date will be on an approved nonmedical leave of absence. In the sole discretion of the Designated Purchasers, the Designated
Purchasers may offer employment to (i) any nonbargaining unit employees and bargaining unit employees who, as of the Closing Date, are receiving long-term disability benefits, if and when they become available to return to active employment and (ii) to the individuals listed on
Schedule 7.01, which individuals, as of the Closing Date, are on leave and are receiving worker's compensation payments (collectively, "Inactive Employees").

          SECTION 7.02. Employee Benefits. (a) From and after the Closing Date, the Designated Purchasers shall offer such employee benefit plans and arrangements as they deem appropriate in their sole discretion; provided, however, that such plans and arrangements shall be no less favorable in the aggregate than those offered by the Designated Purchasers to their similarly situated employees. Neither Purchaser nor any other Designated Purchaser shall assume as of the Closing Date any liability or obligation under any of the Benefit Plans except for (i) Parent's and Sellers' obligations relating to accrued but untaken vacation, variable holidays, tuition pay, sick pay and internal commissions with respect to Transferred Employees, Inactive Employees and former employees, in an amount equal to (and no amounts in excess of) the amount of any specific reserve therefor reflected or shown on the Closing Date Balance Sheet, (ii) sponsorship of the Group Retirement Savings Plan sponsored by 450500 Ontario Limited and the DME of Canada Limited Employees Retirement Plan (as amended January 1, 1989) and the assets held in trusts or annuity contracts thereunder, (iii) all obligations to make payment to Transferred Employees, Inactive Employees and former employees with respect to claims incurred (or, in the case of life insurance, premiums due) prior to the Closing Date that have not been satisfied by Parent or Sellers as of the Closing Date under the Welfare Plans set forth in Schedule 7.02(a) ("Run-Off Claims") in an amount equal to (and no amounts in excess of) the amount of any specific reserve therefor reflected or shown on the Closing Date Balance Sheet and (iv) sponsorship of the DME Healthcare Reimbursement Account Plan. Parent and Sellers agree to cooperate with the Designated Purchasers in determining the validity of any claims made by Transferred Employees under the Welfare Plans listed in Schedule 7.02(a). Nothing herein shall be construed as requiring the Designated Purchasers to continue the Welfare Plans listed in Schedule 7.02(a) or similar plans from and after the Closing Date.

          (b) The Designated Purchasers shall (i) assume, in an amount equal to (and no amounts in excess of) the amount of any specific reserve therefor reflected or shown on the Closing Date Balance Sheet, all liabilities and obligations under Sellers' annual bonus profit sharing plan with respect to the Transferred Employees participating therein, (ii) continue such annual bonus profit sharing plan through the end of the current plan year ending June 30, 1996, and (iii) make payments to such Transferred Employees in accordance with the terms of such plan as currently in effect on the date hereof. The Designated Purchasers shall also assume all liabilities and obligations under Sellers' executive bonus and mid-management bonus plans accrued as of the Closing Date with respect to the Transferred Employees, prorated for the portion of the plan year completed as of the Closing Date and based upon performance through the Closing Date to the extent such performance is in excess of the budgeted targets set for the current year under such plan, and make payment of such prorated amount to each participant therein after the amount of the bonus awards under such plan have been determined following the completion of the audit of the Closing Date Balance Sheet.

          (c) Parent and Sellers shall fully vest as of the Closing Date all Transferred Employees in their benefits accrued under Parent's and Sellers' applicable defined contribution plans (including, but not limited to, all 401(k) plans) as of the Closing Date and shall pay or provide such benefits in accordance with the respective terms of such plans as if such Transferred Employees had terminated employment as of the Closing Date. Except as otherwise required by law, Parent and each Seller shall continue to credit, for vesting purposes, under its applicable defined benefit pension plans, all service of the Transferred Employees with the Designated Purchasers or their Affiliates following the Closing Date as if such service had been rendered to Parent and Sellers and shall make distributions under such plans to the Transferred Employees following their respective dates of termination of employment with the Designated Purchasers pursuant to the terms of such plans. The Designated Purchasers shall provide on a timely basis information as to any such terminated Transferred Employees reasonably necessary to allow Parent and Sellers to make the distributions contemplated by this paragraph.

          (d) The Designated Purchasers shall assume, in an amount equal to (and no amounts in excess of) the amount of any specific reserve therefor reflected or shown on the Closing Date Balance Sheet as the accumulated post-retirement benefit obligations for Transferred Employees who are fully eligible active participants and other active participants, all of Sellers' liabilities and obligations with respect to Transferred Employees for post-retirement medical and dental benefits under the Benefit Plans set forth in Schedule 7.02(d). Sellers shall retain all other liabilities and obligations for post-retirement medical and dental benefits under the Benefit Plans, including with respect to retirees and other former employees of the Business as of the Closing Date.

          SECTION 7.03. Foreign Employees and Plans.
Subject to applicable law and the provisions in respect of employees and plans set forth in the Foreign Purchase
Agreements, on the Closing Date, the Designated Purchasers will offer employment on substantially comparable terms and conditions to those in effect immediately prior to the Closing (provided, however, that nothing herein shall be construed as limiting the Designated Purchasers' right to modify such terms and conditions following the Closing) to all employees listed on Schedule 7.03 whose employment is related to the Business and who are employed outside of the

United States, and shall assume the Foreign Plans set forth in Schedule 7.03. The Designated Purchasers shall also offer employment on or following the Closing Date to any employee whose name is inadvertently omitted by Sellers from the list on Schedule 7.03 once Purchaser is made aware of such omission.


                       ARTICLE VIII

                   Conditions Precedent

          SECTION 8.01. Conditions to Each Party's Obliga-tion. The obligation of Purchaser, Parent and Sellers to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereby prior to the Closing of each of the following conditions:

          (a) HSR and Other Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated hereby (including all required premerger notifications and clearances in Germany and France) shall have been obtained or filed or shall have occurred.

          (b) No Injunctions or Restraints. No court or
Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition which is in effect on the Closing Date and prohibits the consummation of the Closing.

          SECTION 8.02. Conditions to the Obligation of
Purchaser. The obligation of Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereby prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The repre-sentations and warranties of Parent and Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except in the case of representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date; and Purchaser shall have received a certificate to such effect from Parent, RHI and each Seller signed in each case by an authorized officer thereof;

          (b) Performance of Obligations of Parent and
Sellers. Parent and Sellers shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Parent and Sellers under this Agreement prior to the Clos-ing, and Purchaser shall have received a certificate to such effect from Parent, RHI and each Seller signed in each case by an authorized officer thereof;

          (c) Bills of Sale. Parent or Sellers shall have delivered to the Designated Purchasers general bills of sale, endorsements, consents, assignments, deeds and other good and sufficient instruments of transfer as Purchaser deems reasonably necessary and appropriate to vest in the Designated Purchasers all of Sellers' right, title and interest in, to and under the Acquired Assets;

          (d) No Material Adverse Change. Since June 30,
1995, the Business shall not have suffered an effect, event, change, fact or condition (other than the effect of a downturn in general economic conditions in any economic market in which any Seller or Purchased Entity operates the Business) that is, or is reasonably likely to be, materially adverse to the value of the Business taken as a whole or materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole;

          (e) Required Consents. Notwithstanding any other provision of this Agreement, Parent or Sellers shall have arranged or obtained all the Required Consents, and Parent and Sellers shall have obtained all necessary consents required under ISRA;

          (f) No Injunction; No Litigation. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by the Designated Purchasers of all or any material portion of the Acquired Assets. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the purchase and sale of any material portion of the Acquired Assets or any of the other transactions contemplated by this Agreement or seeking to obtain from any Designated Purchaser in connection with the purchase and sale of the Acquired Assets any damages that are material in relation to the Business, (ii) seeking to prohibit or limit the ownership or operation by the Designated Purchasers of any material portion of the Business, or to compel the Designated Purchasers to dispose of or hold separate any material portion of the Business or Acquired Assets or (iii) seeking to prohibit the Designated Purchasers from effectively controlling in any material respect any portion of the Business; and

          (g) Other Documents. Parent or Sellers shall have furnished to Purchaser such other documents relating to Parent's and each Seller's corporate existence and authority (including copies of resolutions of the respective board of directors of Parent and each Seller), absence of Liens (other than Permitted Liens and Permitted
Encumbrances) and such other matters as Purchaser or its counsel may reasonably request at least two business days prior to the Closing Date.

          SECTION 8.03. Conditions to the Obligation of
Parent and Sellers. The obligation of Parent and Sellers to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereby prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The repre-sentations and warranties of Purchaser and the other
Designated Purchasers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except in the case of representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date; and Parent shall have received a certificate to such effect from Purchaser and each other
Designated Purchaser signed, in each case, by an authorized officer thereof;

          (b) Performance of Obligations of Purchaser.
Purchaser and each other Designated Purchaser shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Purchaser and each other Designated
Purchasers under this Agreement prior to the Closing, and Parent shall have received a certificate to such effect from Purchaser and each other Designated Purchaser signed, in each case, by an authorized officer thereof;

          (c) No Injunction; No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the purchase and sale of any material portion of the Acquired Assets or any of the other transactions contemplated by this Agreement; and

          (d) Other Documents. Purchaser and each other
Designated Purchaser shall have furnished to Parent such other documents relating to Purchaser's and each other
Designated Purchaser's corporate existence and authority
(including copies of resolutions of the respective board of directors of Purchaser and each other Designated
Purchaser) and such other matters as Parent or its counsel may reasonably request at least two business days prior to the Closing Date.


                        ARTICLE IX

             Termination, Amendment and Waiver

          SECTION 9.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing: (i) by mutual written consent of Parent and Purchaser or (ii) by Parent or Purchaser, if the Closing does not occur on or prior to January 31, 1996; provided, however, that the party seeking termination pursuant to this clause (ii) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Parent or Purchaser pursuant to this Section 9.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) this Section 9.01, (ii)
Section 5.13 relating to public announcements and (iii)
Section 11.08 regarding certain expenses. Nothing in this
Section 9.01 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

          SECTION 9.02. Amendments and Waivers. This
Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. Purchaser may waive compliance by Parent or any Seller, and Parent may waive compliance by Purchaser or any other Designated Purchaser, by an instrument in writing signed by or on behalf of the party waiving compliance, with any term or provision of this Agreement that the other party was or is obligated to comply with or perform.


                         ARTICLE X

                 Survival; Indemnification

          SECTION 10.01. Survival. The representations and warranties of Parent, Sellers, Purchaser and the other Designated Purchasers contained in this Agreement shall survive the Closing for the period set forth in this
Section 10.01; provided that Sellers and the Designated Purchasers (other than Purchaser) shall not be liable for any breaches of such representations and warranties or any other breaches of this Agreement. All of the representations and warranties of Parent and Sellers on the one hand, and Purchaser and the other Designated Purchasers on the other, contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 20 months after the Closing Date, except that the representations and warranties contained in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(h)(i) and (ii),
4.01(t), 4.01(w), 4.01(y), 4.02(a) and 4.02(b) shall expire
20 business days following the expiration of the applicable statute of limitations. In the event notice of any claim for indemnification under Section 10.02 or Section 10.03 hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive solely as they relate to such claim so given within the applicable survival period until such time as such claim is finally resolved.

          SECTION 10.02. Indemnification by Parent and
RHI. (a) Parent and RHI shall, jointly and severally, indemnify and defend Purchaser, the other Designated
Purchasers and their respective Affiliates and their respective officers, directors and employees, (the
"Purchaser Indemnified Parties") against, and agrees to hold them harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (including reasonable legal fees and expenses) (collectively, "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties for or on account of or arising from or in connection with or otherwise with respect to (i) the failure of Parent or any Seller to pay or otherwise discharge when due and payable the Excluded
Liabilities (or the payment or discharge by a Purchaser
Indemnified Party of any liability or obligation of any Purchased Entity that, had such Purchased Entity been a Seller hereunder, would have been an Excluded Liability),
(ii) subject to the limitation set forth in Section
10.02(b) below, any breach or failure of a representation or warranty by Parent or any Seller contained in this Agreement, (iii) any breach of any covenant of Parent or any Seller contained in this Agreement or in any other agreements, instruments or certificates to be executed and delivered pursuant hereto and (iv) any claims made by retirees or other former employees of the Business for post-retirement medical and dental benefits under the Benefit Plans set forth in Schedule 7.02(d).

          (b) Parent and RHI shall not be liable to the Purchaser Indemnified Parties for any Losses with respect to those matters contained in Section 10.02(a)(ii) except to the extent the Losses therefrom exceed $500,000 and then only for all such Losses in excess thereof up to an aggregate amount equal to the Purchase Price; provided that this Section 10.02(b) shall not apply to Losses related to breach or failure of the representations contained in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(h)(i) and (ii),
4.01(t)(ii) and 4.01(y). Without otherwise limiting the applicability of the foregoing sentence, to the extent any breach or failure of a representation or warranty by Parent or any Seller contained in this Agreement arises out of a Specified Contingent Liability, such Specified Contingent

Liability shall be deemed not to be a Loss to the extent the Contingency Reserve is applicable to such Specified
Contingent Liability pursuant to Section 2.03(a)(iv). In addition, in determining the obligations of Parent and RHI under this Article X for any Losses sustained by any Joint
Venture, (i) any Loss shall be limited to the diminution in book value of such Joint Venture occurring as a result of such Loss as reflected on the balance sheet of the entity then holding the equity interest in such Joint
Venture and (ii) the aggregate of all such Losses sustained by such Joint Venture shall be limited to the book value attributable to such Joint Venture on the Closing Date Balance Sheet; provided that this sentence shall in no way limit the ability of any Purchaser
Indemnified Party to recover for any Losses sustained directly by a Purchaser Indemnified Party.

          (c) The rights and obligations of any Designated
Purchaser under this Section 10.02 shall be freely assignable by such Designated Purchaser (or other entity to whom assignment shall have been appropriately made pursuant to this Section 10.02(c)) to any majority owned subsidiary of any Designated Purchaser that is a successor in interest of any assets or real property of the Business; provided that such assignment shall cease to be effective with respect to any majority owned subsidiary that ceases to be a majority owned subsidiary of any Designated Purchaser.

          SECTION 10.03. Indemnification by Purchaser.
Purchaser hereby agrees to indemnify and defend Parent, Sellers and their respective Affiliates and their respective officers, directors and employees (the "Seller Indemnified Parties") against, and agrees to hold them harmless from, any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties for or on account of or arising from or in connection with or otherwise with respect to (i) any Assumed Liability,
(ii) any breach or failure of a representation or warranty by Purchaser contained in this Agreement, (iii) any breach of any covenant of Purchaser contained in this Agreement or in any other agreements, instruments or certificates to be executed and delivered pursuant hereto, (iv) any claims by Transferred Employees for additional benefits arising solely from any changes made in the post-retirement medical and dental benefits provided after the Closing by any Designated Purchaser from the post-retirement medical and dental benefits offered as of the date hereof under the Benefit Plans set forth in Schedule 7.02(d) or (v) any liabilities of or related to the Business arising out of events occurring after the Closing.

          SECTION 10.04. Losses Net of Insurance, etc. The amount of any Loss (including any Tax) for which indemnification is provided under this Article X shall be net of any amounts recovered or recoverable by the Person indemnified pursuant to this Article X (the "Indemnified
Party") under insurance policies with respect to such Losses and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net
Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such loss, liability, claim, damage or expense.

          SECTION 10.05. Termination of Indemnification.
The obligations to indemnify and hold harmless any party pursuant to Sections 10.02 and 10.03 shall not terminate.

          SECTION 10.06. Indemnification Procedures Related to Third Parties. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim within 30 business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the

Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents
(including court papers) received by the Indemnified Party relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.

          (c) If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim and acknowledges in writing its obligation to indemnify the Indemnified Party therefor, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party (including, in the case of a Third Party Claim by a taxing authority, by adversely affecting the Indemnified Party's (or any of its Affiliates') items of credit, gain, income, loss or deduction in any taxable period).

          (d) Notwithstanding the foregoing, the
Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by Sections
10.02 and 10.03 in respect of Third Party Claims shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when any loss, liability, claim, damage or expense that is subject to Sections 10.02 or 10.03 is actually incurred. All claims under Section 10.02 or 10.03 other than Third Party Claims shall be governed by Section 10.07.

          (e) To the extent an indemnification claim for any amount due under Section 10.02 or 10.03 may be asserted under more than one subsection thereof, a party may assert a claim for indemnification for such amount under each applicable subsection, but such party may not recover more than once for such amount. In addition, in connection with any Loss for which indemnification may be sought by an Indemnified Party under this Article X (other than in connection with any Third Party Claim), the Indemnified Party shall not seek recovery for consequential or speculative damages arising as a result thereof unless such Indemnified Party shall have determined in good faith that such Loss incurred pertains to the intrinsic value of the transactions contemplated by this Agreement.





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                                                          78





          SECTION 10.07. Other Procedures. In the event any Indemnified Party should have a claim against the Indemnifying Party under Section 10.02 or 10.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Section
10.02 or 10.03, except to the extent that the Indemnifying Party shall have been materially prejudiced as a result of such failure. The indemnification required by Sections 10.02 and 10.03 in respect of claims other than Third Party Claims shall be paid promptly after such Loss is incurred.

          SECTION 10.08. Adjustment to Purchase Price.
Parent, Sellers and Purchaser shall treat any indemnity payment under this Agreement as an adjustment to the Purchase Price for Tax purposes, unless a final determination with respect to the Indemnified Party causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income tax purposes.


                         ARTICLE XI

                     General Provisions

          SECTION 11.01. Notices. All notices and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

          (a) if to Purchaser or any other Designated
     Purchaser, to:

               Cincinnati Milacron Inc.
               4701 Marburg Avenue
               Cincinnati, OH 45209

               Attention of Wayne F. Taylor, Esq.
                            General Counsel

               Telephone: (513) 841-8287
               Telefax: (513) 841-7166






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                                                          79





               with a copy to:

               James M. Edwards, Esq.
               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019

               Telephone:  (212) 474-1688
               Telefax:    (212) 474-3700

           (b) if to Parent, RHI or Sellers, to:

               The Fairchild Corporation
               Washington Dulles International Airport
               300 West Service Road
               P.O. Box 10803
               Chantilly, VA 22021

               Attention of Donald E. Miller, Esq.
                            General Counsel

               Telephone:  (703) 478-5945
               Telefax:    (703) 478-5775

               with a copy to:

               Daniel J. Zubkoff, Esq.
               Cahill Gordon & Reindel
               Eighty Pine Street
               New York, NY 10005

               Telephone:  (212) 701-3466
               Telefax:    (212) 269-5420

Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by telefax, receipt confirmed. Each such notice, request or communication shall be effective
(i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this
Section 11.01 (or in accordance with the latest unrevoked written direction from such party) and (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 11.01 (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.





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                                                          80





          SECTION 11.02. Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All accounting terms not defined in this Agreement shall have their meanings under GAAP.

          SECTION 11.03. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction,
(a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          SECTION 11.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

          SECTION 11.05. Entire Agreement; No Third Party Beneficiaries. This Agreement, including all Exhibits and Schedules hereto, together with the Foreign Purchase Agreements and the Confidentiality Agreement dated November 10, 1995, between Purchaser and Parent (which Confidentiality Agreement shall terminate in accordance with
Section 5.12(a)), (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be fully performed in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          SECTION 11.07. Consent to Jurisdiction. Each of Purchaser, each other Designated Purchaser, Parent, RHI and each Seller irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser, each other Designated Purchaser, Parent, RHI and each Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.01 (or in the case of a Designated Purchaser, Purchaser's address, and in the case of a Seller or RHI, Parent's address) shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser, each other Designated Purchaser, Parent, RHI and each Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 11.08. Expenses. Whether or not the
Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such cost or expense (unless such cost or expense shall have otherwise been allocated pursuant to this Agreement).

          SECTION 11.09. Assignment. Unless otherwise provided therein, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that (i) any party may assign all its rights and obligations to the assignee of all or substantially all of the assets of such party, provided that such party shall in no event be released from its obligations hereunder without the prior written consent of the other parties, and (ii) Purchaser and each other Designated Purchaser may assign (without relieving itself of responsibility under this Agreement) any and all of its rights hereunder to any majority owned subsidiary of Purchaser or any other Designated Purchaser that is a successor in interest of any assets or real property of the Business, provided that such assignment shall cease to be effective with respect to any majority owned subsidiary that ceases to be a majority owned subsidiary of Purchaser or any other Designated Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 11.10. Right of Set-off. (a) Purchaser or any other Designated Purchaser shall have the right to set-off amounts against payment of the Belgian Note as provided in Section 5.11(c).

          (b) In the event that the Purchase Price
Adjustment shall have been finally determined in accordance with Section 2.05, the Purchase Price Adjustment shall have been finally determined to be a negative dollar amount and Parent shall not have yet paid to Purchaser the amount of the Purchase Price Adjustment, expressed as a positive number, Purchaser or any other Designated Purchaser shall have the right to set-off against payment of the Unsecured Note when due and payable the amount of such finally determined Purchase Price Adjustment, expressed as a positive number. If the Purchase Price Adjustment shall not yet have been finally determined in accordance with
Section 2.05 (other than as a result of the failure of Purchaser or any other Designated Purchaser to comply with the provisions of Section 2.05), Purchaser or any other Designated Purchaser shall have the right to set-off against payment of the Unsecured Note when due and payable the amount set forth in the Notice of Objection until the Purchase Price Adjustment shall be finally determined in accordance with Section 2.05. In addition, in the event that the India Joint Venture shall not have obtained the Required India Permits prior to the date that the Unsecured Note becomes due and payable, Purchaser or any other Designated Purchaser shall have the right to set-off against payment of the Unsecured Note when due and payable an amount equal to the India Purchase Price until such time as the Required India Permits shall have been obtained (subject to permanent set-off pursuant to Section 5.11(d)). Within five business days after receiving all the Required India Permits, Purchaser shall pay any amounts set-off in respect of the India Purchase Price (subject to permanent set-off pursuant to Section 5.11(d)) to Parent or its designee.

          (c) Purchaser and each other Designated Purchaser hereby waives, to the fullest extent permitted by law, any right, other than the rights of set-off explicitly set forth in Sections 11.10(a) and (b), it may have from time to time to set-off any amounts which may be, or claimed to be, due and owing from Parent and/or any Seller under this Agreement or otherwise against its obligations under the Belgian Note and the Unsecured Note, and Purchaser and each other Designated Purchaser hereby waives, to the fullest extent permitted by law, without exception, any right it may have from time to time to set-off any amounts which may be, or claimed to be, due and owing from Parent and/or any Seller against its obligations under the Secured Notes.


          IN WITNESS WHEREOF, PARENT, RHI, the SELLERS signatory hereto, PURCHASER and the other DESIGNATED
PURCHASERS signatory hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                              CINCINNATI MILACRON INC.,

                                by

                                  Name:
                                  Title:



                              D-M-E COMPANY,

                                by

                                  Name:
                                  Title:


                              CHARTRETAIL LIMITED,

                                by

                                  Name:
                                  Title:


                              D-M-E BELGIUM N.V.,

                                by

                                  Name:
                                  Title:


                              CINCINNATI MILACRON
                              KUNSTSTOFFMASCHINEN VERTRIEBS-
                              UND SERVICE GMBH,

                                by

                                  Name:
                                  Title:

                              THE FAIRCHILD CORPORATION,

                                by

                                  Name:
                                  Title:


                              RHI HOLDINGS, INC.,

                                by

                                  Name:
                                  Title:


                              VSI CORPORATION,

                                by

                                  Name:
                                  Title:


                              D-M-E NORMALIEN GMBH,

                                by

                                  Name:
                                  Title:


                              D-M-E EUROPE (UK) LIMITED,

                                by

                                  Name:
                                  Title: